    As filed with the Securities and Exchange Commission on December 4, 1998

                                                       REGISTRATION NO. 33-18278
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                        POST EFFECTIVE AMENDMENT NO. 10
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        CIRCUS CIRCUS ENTERPRISES, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                 NEVADA                                88-0121916
        (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-0410
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE AND TELEPHONE NUMBER)

                               ----------------

          CIRCUS CIRCUS EMPLOYEES' PROFIT SHARING AND INVESTMENT PLAN

                               ----------------

                         YVETTE LANDAU, GENERAL COUNSEL
                        CIRCUS CIRCUS ENTERPRISES, INC.
                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-0410
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:
                           HOWELL J. REEVES, ESQUIRE
                    WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                        TWELFTH FLOOR, PACKARD BUILDING
                           15TH AND CHESTNUT STREETS
                     PHILADELPHIA, PENNSYLVANIA 19102-2678


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


[LOGO OF CIRCUS CIRCUS]


                               2,700,000 SHARES
                                      OF
                                 COMMON STOCK
                              ($.01 2/3PAR VALUE)

                               ----------------

                           CIRCUS CIRCUS EMPLOYEES'
                      PROFIT SHARING AND INVESTMENT PLAN

                               ----------------

  This prospectus provides important information relating to the Circus Circus Employees' Profit Sharing and Investment Plan (the "Plan"). Additional information concerning the Plan's various investment options, including recent performance information, is included in Appendix A.

                               ----------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, NOR ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

               The date of this Prospectus is December 4, 1998.

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
The Circus Circus Employees' Profit
 Sharing and Investment Plan.......    3
  General..........................    3
  The Plan Administrator...........    3
  The Plan's Sponsoring Employers..    3
  The Plan's Record Keeper.........    3
  The Plan's Trustee...............    4
  The Corporate Director of Human
   Resources.......................    4
The Plan's Eligibility
 Requirements......................    4
  Entry Into the Plan..............    4
  Eligible Employees...............    4
  Special Rule for Acquired
   Companies.......................    5
Contributions to the Plan..........    6
  Savings Contributions............    6
  Matching and Automatic
   Contributions...................    6
  Years of Credited Service........    8
  Discretionary Contributions......    8
  Rollover Contributions...........    9
  Limitations on Contributions.....    9
  Vesting..........................   11
Investment of Contributions........   12
  The Initial Investment Election..   12
  Changes to Investment Elections..   12
  Available Investment Options.....   13
  Description of Investment
   Options.........................   14
  Treatment of ESOP Contributions..   14
  Diversification Rights...........   14
  Voting Rights....................   15
Benefits...........................   16
  Benefits Available Under the
   Plan............................   16
  Beneficiary Designations.........   16
  Payment of Benefits..............   16
  Valuation of Unpaid Accounts.....   17
Withdrawals........................   17
  Hardship Withdrawals.............   17
  Withdrawals After Age 59 1/2.....   17
Tax Treatment of Distributions.....   18

                                    PAGE
                                    ----
  Income and Penalty Taxes.........   18
  Methods of Deferring or Reducing
   Taxes...........................   18
Additional Federal Tax
 Information.......................   18
Claiming Benefits..................   19
  Delayed Payment of Benefits......   19
  Documentation....................   20
  Disputes With Respect to
   Benefits........................   20
Miscellaneous Information..........   21
  Top Heavy Rules..................   21
  Compensation.....................   21
  Federal Pension Benefit
   Insurance.......................   21
  Assignment of Benefits...........   21
  Terms and Conditions of
   Employment......................   23
  Collective Bargaining
   Agreements......................   23
  Assignment; Liens................   23
  Amendment and Termination........   23
  Reference to the Plan............   24
Applicable Requirements of ERISA...   24
Amendments and Other Changes
 Affecting this Prospectus.........   24
Reports of Circus..................   24
Incorporation of Certain Documents
 by Reference......................   24
Legal Opinions.....................   26
Experts............................   26
Appendix A--Additional Information
 Concerning the Plan's Investment
 Options...........................  A-1
  I. Circus Circus Stock Fund......  A-2
  II. Fixed Income Fund............  A-3
  III. General Common Stock Fund...  A-5
  IV. U.S. Government Securities
      Fund.........................  A-8
  V. Capital Fund.................. A-11
  VI. Small Capitalization Index
      Fund......................... A-14
  VII. International Growth Fund... A-17

                               ----------------

  You should rely only on the information contained or incorporated by reference in this prospectus or in the official summary plan description we provide you with respect to the Circus Circus Employees' Profit Sharing and Investment Plan. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        THE CIRCUS CIRCUS EMPLOYEES' PROFIT SHARING AND INVESTMENT PLAN


GENERAL

  This prospectus, which relates to the shares of common stock of Circus Circus Enterprises, Inc. ("Circus") that may be acquired pursuant to the Plan and the related participation interests in the Plan, summarizes the provisions of the Plan and answers frequently asked questions about it. You should keep this prospectus and the official summary plan description we provide you and refer to them when you have questions. The Plan is a profit sharing plan that includes a qualified cash or deferred arrangement. Some people would refer to the Plan as a "401(k) Plan." The Plan also includes a frozen employee stock ownership plan ("ESOP"). The plan year is the 12-month period ending each December 31.

THE PLAN ADMINISTRATOR

  Circus is the Plan's administrator. In this capacity, Circus keeps the Plan's records, determines questions of eligibility for participation and benefits, interprets the Plan, communicates with the Plan's participants and their beneficiaries, and is otherwise generally responsible for Plan operations. Each participant will be advised from time to time, at least once each calendar quarter, of the balance of his Plan account. The person at Circus to contact for information regarding the Plan is the Corporate Director of Human Resources, telephone (702) 734-0410.

  Circus is a Nevada corporation having its principal executive offices located at 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (telephone number 702-734-0410).

THE PLAN'S SPONSORING EMPLOYERS

  The Plan is maintained for eligible employees of the following sponsoring employers:


    Circus Circus Enterprises, Inc.       Jean Development West
    Circus Circus Casinos, Inc.               d/b/a Nevada Landing
      d/b/a Circus Circus Las Vegas       Mandalay Corp.
      d/b/a Circus Circus Reno            New Castle Corp.
      d/b/a Silver City Casino                d/b/a Excalibur
    Circus Circus Development Corp.       Railroad Pass Investment Group
    Circus Circus Mississippi, Inc.       Ramparts, Inc.
      d/b/a Gold Strike Casino Resort         d/b/a Luxor
    Colorado Belle Corp.                  Ramparts International (effective
    Edgewater Hotel Corporation           1/1/99)
    Jean Development Company              Slots-A-Fun, Inc.
      d/b/a Gold Strike Hotel and         Time Share Operating Co.
      Gambling Hall                       (effective 1/1/99)



  Each eligible employee of a sponsoring employer may contribute to the Plan as a savings contribution a portion of his or her salary, and, in addition, the sponsoring employer will make matching contributions based upon the amount of each participant's savings contributions. The Plan allows you to share in our success, and provides retirement benefits beyond those you will receive from the employer and employee contributions made for you to the Social Security program.

THE PLAN'S RECORD KEEPER

  PricewaterhouseCoopers LLP serves as the Plan's record keeper. In this capacity, PricewaterhouseCoopers LLP is responsible for collecting an employee signature authorization form, for keeping certain Plan records, and for operating the Plan's Benefit Information Line. The plan record keepers's address and telephone number are as follows:

      PricewaterhouseCoopers LLP
      333 Market Street, 16th Floor
      San Francisco, CA 94105-2119
      (415) 957-3000

THE PLAN'S TRUSTEE

  The Plan's trustee manages the Plan's assets and the payment of benefits from the Plan. The Plan's trustee is:

      Bank of America, Nevada
      300 South Fourth Street
      Las Vegas, Nevada 89101

THE CORPORATE DIRECTOR OF HUMAN RESOURCES

  The name, address and telephone number of the Corporate Director of Human Resources, to whom this prospectus refers you for additional information or assistance, are as follows:

      Kathryn Turner, Corporate Director--Human Resources
      Circus Circus Enterprises, Inc.
      2880 Las Vegas Boulevard South
      Las Vegas, Nevada 89109
      (702) 734-0410

                      THE PLAN'S ELIGIBILITY REQUIREMENTS

ENTRY INTO THE PLAN

  If you are an "eligible employee" on an "entry date," you will enter the Plan on that entry date.

  The Plan's entry dates are January 1 and July 1 of each year.

ELIGIBLE EMPLOYEES

    To be an "eligible employee," you must be employed in an eligible classification by Circus or one of the other sponsoring employers listed under "The Plan's Sponsoring Employers" on page 3 on your entry date and satisfy the age and service requirements described below. Non-union employees at all Circus properties may be eligible employees, as may participating union employees at Circus Circus Las Vegas, Circus Circus Reno, Excalibur and Luxor. Other union employees may not become eligible employees. The Corporate Director of Human Resources can tell you from time to time exactly which union employees are eligible for the Plan.

    The number of employees anticipated to be eligible to participate in the Plan as of January 1, 1999 is approximately 10,300.

  AGE REQUIREMENT

    To be an eligible employee, you must have reached your 21st birthday.

   SERVICE REQUIREMENT

    To be an eligible employee, you must complete at least 1 year of eligibility service.

    WHAT IS A YEAR OF ELIGIBILITY SERVICE?

        A year of eligibility service is defined as 1,000 or more hours of service during the twelve-month period beginning on your date of hire, which is the date you first began working for any of the sponsoring employers listed under "The Plan's Sponsoring Employers" on page 3. (If you do not complete 1,000 hours of service during that period, you can still complete a year of eligibility service if you complete 1,000 or more hours of service during any plan year. The plan year is the 12-month period ending each December 31. In either case, it takes twelve full months to complete a year of eligibility service, even if you complete your 1,000 hours of service after only a few months.)

    WHAT IS AN HOUR OF SERVICE?

        Generally, an hour of service means each hour for which you are paid, including hours worked, paid vacation, and paid sick time. However, hours for which you are paid solely as a result of compliance with workers' compensation, unemployment compensation or disability insurance laws are not counted as hours of service.

    WHAT HAPPENS IF I COMPLETE A YEAR OF ELIGIBILITY SERVICE, BUT AM NOT AN ELIGIBLE EMPLOYEE ON MY ENTRY DATE?

        If you are not an eligible employee on the date that would be your entry date, you will not enter the Plan on that entry date. This could happen if you terminate employment before your entry date, or if you are a member of a non-participating union.

        However, you will never lose credit for your year of eligibility service. If you later become an eligible employee (for example, if you return to your previous employment, or if your union becomes a participating union), you will enter the Plan on the date you become an eligible employee, whether or not it is one of the Plan's entry dates.

    WHAT HAPPENS TO MY YEAR OF ELIGIBILITY SERVICE IF I LEAVE AFTER I AM A PARTICIPANT IN THE PLAN?

        Once you have become a participant in the Plan, you will never lose credit for your year of eligibility service. If you stop working for your sponsoring employer after you are a participant in the Plan, and then you return, you will still have your year of eligibility service.

    The exact rules for computing a year of eligibility service can be complicated in some situations. Some of these rules are illustrated by the following examples, and the Corporate Director of Human Resources will help you with these rules at your request.

    EXAMPLES.

    . If your date of hire was November 1, 1997, and you complete 1,000 hours of service from your date of hire to October 31, 1998, you will then have completed your year of eligibility service. You will enter the Plan, if you have reached age 21 and are then an eligible employee, on the next entry date, which is January 1, 1999.

    . However, if you were hired on the same date as in the previous example, as a part time employee and you complete less than 1,000 hours of service by October 31, 1998, you will not have a year of eligibility service by that date. You may still become eligible to enter the Plan if you complete 1,000 hours of service in the plan year (or any later plan year). Therefore, if you work additional hours during November and December of 1998 so that you complete 1,000 hours of service from January 1 to December 31, 1998, then you can still enter the Plan on January 1, 1999.

    . In the preceeding examples, if your employment terminates on December 18, 1998, you will not enter the Plan on January 1, 1999, even though you have completed your year of eligibility service, because you will no longer be an eligible employee on that date.

SPECIAL RULE FOR ACQUIRED COMPANIES

    During 1995, Circus acquired several companies.

    1. If you were working for one of those companies on January 1, 1995, and you remained continuously employed by that company through the date of the acquisition:

      . You will generally get credit for all of your 1995 service with that company, and

      . You entered the Plan on January 1, 1996 if you were still employed by one of the Plan's sponsoring employers on that date, provided that you completed 1,000 hours of service with that company in 1995, counting service both before and after the acquisition.

    2. Otherwise, employees of acquired companies will only receive credit for service after the date of the acquisition.

                           CONTRIBUTIONS TO THE PLAN

  You may authorize your employer to make savings contributions to the Plan for you through payroll deductions. Your savings contributions generally will not be included in your income for federal income tax purposes (although they will be included for determining your FICA tax withholding).

  Your employer will also make matching contributions and automatic contributions for you, if you qualify for them, and may make discretionary contributions if it chooses to do so. These employer contributions will not be included in your income for federal income tax purposes or for purposes of your FICA withholding at the time the contributions are made.

  All contributions made for you will be added to the accounts maintained for you under the Plan and invested as explained in the discussion under "Investment of Contributions" which begins on page 12. The earnings on the contributions made for you under the Plan generally will not be taxed to you until distributions are made from the Plan to you. At the time of distribution, both the contributions themselves and the earnings will be taxed to you as described in more detail below.

SAVINGS CONTRIBUTIONS

  Savings contributions are made to the Plan at your election, and are deducted from your pay. However, an employee signature authorization form must be completed, signed, and returned to the Plan's record keeper before you can make any salary reduction contributions to the Plan. This form authorizes your elections, changes and other transactions to be processed electronically.

  You select the amount of your savings contributions (subject to the limitations described in the discussion under "Limitations on Contributions" which begins on page 9) by calling the Plan's Benefit Information Line, an automated phone line that you must call in order to enroll in the Plan or to make changes in your investment elections. For further instructions on how to use the Plan's Benefit Information Line, please consult the "Dial Into Your Future" brochure which you should have received. If you have not received a copy, or have lost your copy, you may contact the Corporate Director of Human Resources to obtain a copy.

  You may elect to contribute either a specified dollar amount or a specified percentage of your pay. A specified dollar contribution might have to be reduced to meet applicable limits, but will not be increased unless you formally change your election. If you elect to contribute a specified percentage of your compensation, any increase or decrease in your compensation at any time will automatically result in a corresponding adjustment to your savings contributions.

  You may change your election as of the beginning of each calendar quarter, by accessing the Plan's Benefit Information Line. The changes must be received no later than the 21st day of the month preceding the first day of the calendar quarter. Suspensions will be effective for the pay period immediately following the date on which the paymaster receives notification of the suspension or reduction.

  Generally, your savings contribution will not be included in your taxable federal income for the year the contribution is made. However, if such contributions exceed certain limits explained in the discussion under "Limitations on Contributions," which begins on page 9, it is possible that a part of your savings contribution might have to be returned to you, and, in that event, the amount returned, with the earnings on that amount, would be included in your taxable income.

MATCHING AND AUTOMATIC CONTRIBUTIONS

MATCHING CONTRIBUTIONS

    Matching contributions will be made each year for participants who are employed by one of the Plan's sponsoring employers on the last day of each plan year and who have made savings contributions for such year. IF YOU DO NOT MAKE A SAVINGS CONTRIBUTION TO THE PLAN, OR IF YOU WERE NOT AN EMPLOYEE ON THE LAST DAY OF THE PLAN YEAR, YOU WILL NOT RECEIVE A MATCHING CONTRIBUTION.

    Your matching contribution generally will be equal to 25% of your savings contribution, up to a maximum amount determined from the following table based on your "years of credited service" as defined under "Years of Credited Service" on page 8:

                YEARS OF         MAXIMUM AMOUNT OF
            CREDITED SERVICE   MATCHING CONTRIBUTIONS
            ----------------   ----------------------
                   1                  $ 62.50
                   2                    75.00
                   3                    87.50
                   4                   100.00
                   5                   125.00
                   6                   150.00
                   7                   175.00
                   8 or more           200.00

    EXAMPLE. If your savings contribution for the 1998 plan year is $600 and if you have completed six years of credited service, your matching contribution will be $150 ($600 X 25%). However, if you have only completed four years of credited service, your matching contribution would be limited to $100 as reflected in the above table.

AUTOMATIC CONTRIBUTIONS

    Automatic contributions generally will be made to the Plan's participants as described below. If you are a participant in the Plan, you will receive automatic contributions regardless of whether you have made elective contributions. However, NO AUTOMATIC CONTRIBUTION WILL BE MADE FOR YOU UNLESS YOU COMPLETE 1,000 HOURS OF SERVICE DURING THE PLAN YEAR AND YOU ARE AN ELIGIBLE EMPLOYEE AND A PARTICIPANT IN THE PLAN ON THE LAST DAY OF THE PLAN YEAR FOR WHICH THE AUTOMATIC CONTRIBUTION IS MADE.

    Your automatic contribution is determined from the following table based on your "years of credited service" as defined under "Years of Credited Service" on page 8:

                YEARS OF             AMOUNT OF
            CREDITED SERVICE   AUTOMATIC CONTRIBUTIONS
            ----------------   -----------------------
                   1                   $250.00
                   2                    300.00
                   3                    350.00
                   4                    400.00
                   5                    500.00
                   6                    600.00
                   7                    700.00
                   8 or more            800.00

    EXAMPLE. If you have completed five years of credited service by December 31, 1998, completed a minimum of 1,000 hours of service during the plan year ending on that date, and are an eligible employee on December 31, 1998, your employer will make a $500 automatic contribution on your behalf for the 1998 plan year, according to the above table. However, if you leave your employment with your sponsoring employer (or otherwise cease to be an eligible employee) at any time before December 31, 1998, you will not receive an automatic contribution for the plan year ending on that date.

    Forfeitures occurring during a plan year will generally be allocated, as additional automatic contributions, to the Plan's participants who otherwise qualify for automatic contributions for that plan year.

YEARS OF CREDITED SERVICE

    For purposes of determining matching contributions and automatic contributions, a year of credited service is very different from a "year of eligibility service", as described under "Service Requirement" on page 4.

    A "year of credited service" generally means a plan year, starting with the plan year in which you first participated in the Plan, during which you complete 1,000 or more hours of service as an eligible employee. See the discussion under "Eligible Employees" beginning on page 4 for a description of the requirements you must satisfy to be an eligible employee.

      . However, if you were a member of a non-participating union, and if you now become an eligible employee, you will have the same number of years of credited service that you would have had if you had been an eligible employee during your entire period of service with a sponsoring employer.

      . A special rule applies if you were an eligible employee at one time, but your employment with a sponsoring employer terminated after you became a participant in the Plan, and then you later returned as an eligible employee.

        -- Under this special rule, you lose all credit for the years of credited service that you had when you stopped being an eligible employee.

        -- On your return, you will again begin accumulating years of credited service, beginning with the first plan year beginning after your most recent date of rehire (the date you return to work as an eligible employee).

        -- This special rule applies no matter how long or short your absence.

     EXAMPLE: If you entered the Plan on January 1, 1997, and work full-time as an eligible employee through December 31, 2000, you will have four years of credited service. However, if you then leave your employment on February 1, 2001, you will lose all of your years of credited service, regardless of the reason you leave. If you return as an eligible employee on April 1, 2001, you will have to start over earning years of credited service, but you will not begin to earn such credit until January 1, 2002. Therefore, you will not receive a matching contribution or an automatic contribution for 2001, because you will not have earned any years of credited service after your date of rehire. If you became a participant before November 20, 1989, slightly different rules govern the date as of which you began accumulating years of credited service. Please see the Corporate Director of Human Resources if you are interested in the details.


DISCRETIONARY CONTRIBUTIONS

  Subject to the limitations explained in the discussion under "Limitations on Contributions," which begins on page 9, your employer may make discretionary contributions if it chooses to do so. NO DISCRETIONARY CONTRIBUTION WILL BE MADE FOR YOU UNLESS YOU COMPLETE 1,000 HOURS OF SERVICE DURING THE PLAN YEAR FOR WHICH THE CONTRIBUTION IS MADE AND UNLESS YOU ARE AN ELIGIBLE EMPLOYEE ON THE LAST DAY OF SUCH PLAN YEAR OF AN EMPLOYER THAT ELECTS TO MAKE SUCH A CONTRIBUTION. Discretionary contributions will be allocated to the accounts of all eligible participants in proportion to their respective compensation. If you are eligible, your share of your employer's discretionary contribution, if any, will be determined according to the following formula:


                             Your employer's                    Your compensation
         Your       =         discretionary         X         ---------------------
         share                contribution                    Total compensation of
                                                                       all
                                                              eligible participants

  EXAMPLE: If your employer's discretionary contribution is $50,000, your compensation is $20,000, and the total compensation (as limited by the terms of the Plan) of all eligible participants employed by your employer is $1,500,000, then your share will be $666.67, determined as follows:

            Your       =        $50,000        X         $20,000          =        $666.67
            share                                       ----------
                                                        $1,500,000



    Generally, each employer is free to decide whether to make a discretionary contribution. If some employers make a discretionary contribution and some do not, you will only receive a discretionary contribution if your employer makes one.

ROLLOVER CONTRIBUTIONS

  If you have received or are eligible to receive a distribution of all your benefits from another qualified retirement plan, you may ask Circus if you can have your distribution accepted by the Plan as a rollover contribution. Your rollover contribution, if accepted, will be placed in your account and will become part of the Plan's trust fund.

  If you are an eligible employee, you may ask to have a rollover contribution accepted even if you have not yet become a participant in the Plan for other purposes.

  Rollover contributions are not subject to the limits applicable to other types of contribution, as outlined in the discussion under "Limitations on Contributions," immediately below.

LIMITATIONS ON CONTRIBUTIONS

LIMITATIONS ON SAVINGS CONTRIBUTIONS

    Savings contributions are subject to special limitations, addressed by the following questions and answers:

      WHAT IS THE LIMIT ON SAVINGS CONTRIBUTIONS I CAN MAKE TO THE PLAN?

      Your maximum savings contribution in each plan year will be whichever is the lesser of the following:

        . 15% OF YOUR COMPENSATION FOR THE PLAN YEAR; OR

        . $10,000. This limit is adjusted by the Internal Revenue Service from time to time. Circus will advise you of the limit in effect each year.

      HOW DOES THE LIMIT ON SAVINGS CONTRIBUTIONS WORK IF I RECEIVE MOST OF MY COMPENSATION IN TIPS?

      If your compensation includes tips, you can count the declared tips when you determine 15% of your compensation. However, all savings contributions must actually be made from the non-tip portion of your pay. Therefore, you may wish to contribute more than 15% of your non-tip pay, so that your savings contributions will be equal to 15% of your total pay including your declared tips.


  EXAMPLES: The following examples will illustrate the calculation of this limit:

        . If your compensation is $20,000 per year, your maximum savings contribution will be $3,000 (15% of $20,000). If you elect to make such a savings contribution, your pay will be reduced to $17,000 ($20,000 minus the $3,000 savings contribution, and $3,000 will be contributed to the Plan).

        . If $5,000 of your $20,000 pay is in the form of tips, your maximum savings contribution is still $3,000 (15% of $20,000), but you must take the entire $3,000 out of your $15,000 of non-tip pay. Therefore, if you wish to make the maximum savings contribution, you would elect a savings contribution equal to a higher percent of your non-tip pay.

      WOULD ELECTIVE CONTRIBUTIONS I MIGHT MAKE TO A PLAN OF ANOTHER EMPLOYER AFFECT MY LIMIT UNDER THIS PLAN?

      Most likely, yes. The specific dollar limit referred to above is on the total of savings contributions that you can make to this Plan, plus elective contributions to any other similar plans. If you have made elective contributions to any 401(k) plan or similar plan maintained by any other employer, you are responsible for making sure that this limit is not exceeded. Therefore, if you have made any elective contributions to any type of a plan, please contact the Corporate Director of Human Resources.

      If the dollar limit for savings contributions is exceeded for any calendar year, the excess must be refunded to you, with the earnings (if any) on the excess amount. This refund will generally occur before April 15 of the following calendar year. If you have exceeded the limit because of elective contributions you made to another employer's plan, you must notify us by March 1 of the amount of your contribution to be refunded to you from the Plan.

LIMITATIONS IN GENERAL

      ARE THERE LIMITS ON ALL CONTRIBUTIONS THAT CAN BE MADE FOR ME TO THE
    PLAN?

      Yes. The total of all savings, matching, automatic and discretionary contributions allocated to your account for any year cannot exceed $30,000 or 25% of your net compensation for the year, whichever is less.

        . Your "net compensation" will be your earnings as reported on Form W-2 for the plan year (and as limited by the terms of the Plan), and will not include your savings contributions.

        . The $30,000 limitation is subject to cost of living adjustments.

      HOW WILL OTHER CONTRIBUTIONS AFFECT THE LIMITS ON MY SAVINGS
    CONTRIBUTIONS?

      Each dollar of contribution made by you or for you counts toward the 25% and $30,000 limits. If your matching and automatic contributions are more than 5% of your compensation, they will reduce the amount of savings contributions you could make.

      Also, any discretionary contribution that your employer makes will reduce the amount of savings contribution you could make. If the employers decide to make discretionary contributions, they will try to give you as much advance notice as possible, so that you can adjust your savings contribution percentage; however, such decisions are often made near or after the end of the plan year, so you cannot count on knowing whether there will be a discretionary contribution for any plan year.

      These limits are complicated. If you have any questions as to how they work, please contact the Corporate Director of Human Resources.

      IF, DESPITE ALL MY EFFORTS, MY SAVINGS CONTRIBUTIONS DON'T LEAVE ENOUGH ROOM FOR ALL MY OTHER CONTRIBUTIONS, DO I LOSE MY OTHER CONTRIBUTIONS?

      Generally, no. If the only contributions made on your behalf are savings, matching and automatic contributions, any excess will be deemed to consist of savings contributions and the excess savings contributions will be refunded to you (with the earnings thereon, if any). Therefore, you would still receive your matching and automatic contributions so long as those contributions do not exceed the applicable limits.

      You should be aware, however, that if your employer makes a discretionary contribution, any excess must be allocated first to your discretionary contribution, and the excess discretionary contribution will be forfeited by you and reallocated to other employees who have not reached the limits.

      ARE THERE ANY OTHER LIMITATIONS ON THE AMOUNT OF MY SAVINGS
    CONTRIBUTIONS?

      Yes, if you are considered a "highly compensated employee." Certain very complicated limits are imposed on savings contributions and matching contributions on behalf of all highly compensated employees. We have not discussed these limits in detail here, because we do not expect the Plan to ever exceed those limits, and if it does, affected individuals will be notified at that time. However, the Corporate Director of Human Resources will explain the limits to you at your request.

VESTING

  You will be 100% vested at all times in your savings contribution account and your rollover contribution account. If you first worked as an eligible employee before July 3, 1989 and first entered the Plan before January 1, 1993, you will also be 100% vested in your other accounts at all times.

  However, if you first worked as an eligible employee on or after July 3, 1989, or if you first entered the Plan on or after January 1, 1993, your vested interest in your matching, automatic, ESOP matching, ESOP automatic and discretionary contribution accounts, will be determined under the following schedule based upon your total number of years of vesting service:

              TOTAL NUMBER OF                                           VESTED
         YEARS OF VESTING SERVICE                                      INTEREST
         ------------------------                                      --------
       Less than 3 Years of Vesting Service...........................     0%
       3 years, but less than 4 years.................................    25%
       4 years, but less than 5 years.................................    50%
       5 years, but less than 6 years.................................    75%
       6 years or more................................................   100%

      WHAT IS A YEAR OF VESTING SERVICE?

      You complete a year of vesting service if you complete 1,000 or more hours of service during any plan year. Generally, an "hour of service" means each hour for which you are paid, including hours worked, paid vacation, paid sick time and all other paid hours. However, hours for which you are paid solely as a result of compliance with workers' compensation, unemployment compensation or disability insurance laws are not counted as hours of service. Years of vesting service will be counted even if you are not a participant at the time those hours are worked.

      WHAT HAPPENS TO MY YEARS OF VESTING SERVICE IF I LEAVE OR REDUCE THE HOURS I WORK?

      You will never lose your vesting percentage, as determined from the above charts. Also, you will never lose vesting credit that you have earned for any year of service. Therefore, if you stop working for the sponsoring companies and then you later return, you will keep credit for the years of vesting service that you previously earned.

  WHAT HAPPENS TO MY VESTED ACCOUNT BALANCE IF I LEAVE?

  The vested portion of your accounts will be available to be paid to you, after the end of the calendar quarter in which your employment terminates. See the discussion under "Benefits" beginning on page 16 for details regarding payment of your benefits.

  WHAT HAPPENS TO MY NON-VESTED ACCOUNT BALANCE IF I LEAVE?

  You will forfeit the non-vested portion of your accounts at the time your vested benefits are paid to you. However, you will forfeit the non-vested portion of your accounts at the time you incur a 5-year break in service, even if you have not yet received your vested benefits. The amount forfeited is sometimes referred to as a "forfeiture." Forfeitures that occur during a plan year will generally be reallocated to other participants as additional automatic contributions.

  WHAT IS A 5-YEAR BREAK IN SERVICE FOR VESTING PURPOSES?

  A "5-year break in service" is five consecutive plan years, in each of which you have less than 501 Hours of Service. The exact rules for counting breaks in service can be complicated, so you should contact the Corporate Director of Human Resources if you have any questions.

  WHAT HAPPENS TO MY FORFEITURE IF I LATER RETURN TO WORK?

  If you return to work after you have incurred a 5-year break in service, you cannot reclaim your forfeiture for any reason.

  If you return to work before you have incurred a 5-year break in service, then your situation will depend upon whether you have been paid your vested benefits:

    . If your vested benefits have not been paid to you, then your entire account will still be held for you, and you will not have a forfeiture.

    . If your vested benefits were paid to you, then you may "buy back" your forfeiture by paying back the full amount of the benefits that were paid to you. You generally have five years after your return to buy back your forfeiture. The rules governing your "buy-back" rights are very complicated. If you are affected by them, please contact the Corporate Director of Human Resources for a more detailed explanation.

  WHAT HAPPENS IF I HAVE LESS THAN 1,000 HOURS IN A PLAN YEAR BUT I AM STILL AN ELIGIBLE EMPLOYEE?

  You will not receive vesting credit for a plan year unless you complete at least 1,000 hours of service during that plan year. As long as you are still employed by one of the sponsoring employers, a plan year with less than 1,000 hours of service will simply be ignored in calculating your years of vesting service.

  Even if you have less than 501 hours of service in a plan year, the year will simply be ignored if you are still an active employee. It is only upon termination of your employment that the plan years in which you have less than 501 hours of service will begin to be counted, in order to determine when you incur a 5-year break in service.

                          INVESTMENT OF CONTRIBUTIONS

  Your savings contributions and any rollover contributions will always be made in cash. Also, matching contributions, automatic contributions and discretionary contributions are made in cash. These contributions are placed in your accounts and those accounts may be invested in several different investment alternatives as described below.

THE INITIAL INVESTMENT ELECTION

  When you first become a participant in the Plan, you must complete a form instructing Circus as to how your accounts should be divided among the available investment options. If a participant does not specifically designate the investment option or options for all or part of his Plan account, the Plan requires such portion to be invested in the Fixed Income Fund unless the Plan's trustee determines that a different fund shall be the default fund. Also, if the plan administrator has been notified that the participant (or the beneficiary of a deceased participant) is incompetent, or if the beneficiary of a deceased participant is a child, the trustee will determine the fund in which the participant's account is invested unless a legal guardian has been appointed for such participant or beneficiary.

CHANGES TO INVESTMENT ELECTIONS

  You may change your investment election as of the first day of any calendar quarter (January 1, April 1, July 1 or October 1), on a form that is provided by, and that must be turned in to, the Corporate Director of Human Resources. You may change your investment election for future contributions, or transfer previously contributed amounts among the available investment options described below. The investment elections and changes must be completed using the Plan's Benefit Information Line and can be accepted up to the 21st day of the month immediately preceding the effective date of the change. However, no more than 25% of current contributions may be invested in the Plan's Fund A which is invested in Circus common stock. Also, the change must not increase the combined percentage of the accounts subject to your investment control to more than 25% of the combined balances of your accounts.

  THE PLAN IS OPERATED UNDER SECTION 404(C) OF ERISA, AND THE REGULATIONS THEREUNDER, WHICH ALLOW THE PLAN TO PLACE ON YOU THE SOLE RESPONSIBILITY FOR YOUR INVESTMENT CHOICES. SINCE THE PLAN IS OPERATED IN ACCORDANCE WITH THOSE REGULATIONS, THE PLAN'S FIDUCIARIES MAY BE RELIEVED OF LIABILITY FOR ANY LOSSES THAT RESULT FROM YOUR INVESTMENT CHOICES. YOU ARE RESPONSIBLE FOR MAKING ALL INVESTMENT CHANGES, EVEN AFTER YOUR EMPLOYMENT TERMINATES.

  Circus, in its capacity as the plan administrator, is designated as the fiduciary responsible for administering your investment elections, and for providing you with all required information. The plan administrator has designated PricewaterhouseCoopers LLP, the plan record keeper, to carry out its responsibilities.

AVAILABLE INVESTMENT OPTIONS

  The seven investment options currently available under the Plan for the amounts in your savings contribution account, matching contribution account, automatic contribution account, discretionary contribution account, rollover contribution account and 401(k) employer contribution account are the following:

  CIRCUS STOCK FUND

    This Fund (referred to in the Plan as "Fund A") is invested by the Plan's trustee primarily in Circus common stock, although the trustee has the right to invest any part of this Fund in other investments.

    Officers, directors of Circus, and any owner of 10% or more of the issued and outstanding shares of Circus common stock, will not be permitted to invest in this Fund.

  FIXED INCOME FUND

    Investments in this Fund (referred to in the Plan as "Fund B") are invested in the Merrill Lynch Retirement Preservation Trust.

  GENERAL COMMON STOCK FUND

    This Fund (referred to in the Plan as "Fund C") is invested in the S&P 500 Index Portfolio, an investment fund constituting a part of the SEI Index Funds and managed by SEI Investments Fund Management.

  U.S. GOVERNMENT SECURITIES FUND

    This Fund (referred to in the Plan as "Fund D") is invested by the Trustee in the Federated U.S. Government Securities Fund: 2-5 Years, an open-end management investment company investing in U.S. Government Securities to provide current income.


  CAPITAL FUND

    This Fund (referred to in the Plan as "Fund E") is invested in the Merrill Lynch Capital Fund, Inc., managed by Merrill Lynch Asset Management, L.P.

  SMALL CAPITALIZATION INDEX FUND

    This Fund (referred to in the Plan as "Fund F") is invested in the Vanguard Index Trust's Small Capitalization Stock Portfolio.

  INTERNATIONAL GROWTH FUND

    This Fund (referred to in the Plan as "Fund G") is invested in the Scudder International Fund ("International Fund"), managed by Scudder Kemper Investments, Inc.

DESCRIPTION OF INVESTMENT OPTIONS

  The following table sets forth information as of October 31, 1998 concerning the investment return of each of the Plan's seven funds for the respective periods indicated. These results represent a single investment made at the beginning of each period. Because participants' contributions to the Plan are invested regularly throughout a period, the results achieved may be different. Past performance is no indication of future performance and investment return is but one factor to consider when evaluating an investment option. Accordingly, when evaluating the investment options available under the Plan, the information concerning investment return should be read in conjunction with the more detailed information concerning each of the Plan's funds included in Appendix A to this prospectus or available from the Company. See "Availability of Additional Information Concerning Investment Options" on page A-20 of Appendix A hereto.

                 INVESTMENT RETURN (%) AS OF OCTOBER 31, 1998*


                                       ONE    THREE   YEAR TO  ONE  THREE FIVE
                FUND                 MONTH** MONTHS** DATE**  YEAR  YEARS YEARS
                ----                 ------- -------- ------- ----- ----- -----
Circus Circus Stock Fund............  18.5    -18.3    -45.4  -49.8 -25.1 -20.8
Fixed Income Fund...................   0.5      1.5      5.2    6.3   6.2   6.1
General Common Stock Fund...........   8.1     -1.6     14.4   21.7  25.7  21.0
U.S. Government Securities Fund.....   0.3      4.6      8.2    9.3   7.0   5.9
Capital Fund........................   5.4     -4.3      0.9    4.2  13.9  13.4
Small Capitalization Index Fund.....   4.2     -9.6    -13.0  -12.2  10.9  10.3
International Growth Fund...........   7.0     -9.5     10.6   11.5  11.9   9.3

--------
 *Assumes reinvestment of income, dividends and capital gain.
**Not annualized.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE PLAN'S INVESTMENT OPTIONS IS NOT INTENDED TO CONSTITUTE INVESTMENT ADVICE. THE FACT THAT A PARTICULAR INVESTMENT OPTION IS AVAILABLE TO PARTICIPANTS SHOULD NOT BE CONSTRUED AS A RECOMMENDATION.

  FOR ADDITIONAL INFORMATION CONCERNING EACH FUND, INCLUDING ADDITIONAL INFORMATION CONCERNING THE PERFORMANCE OF EACH FUND, SEE APPENDIX A HERETO.

TREATMENT OF ESOP CONTRIBUTIONS

  ESOP matching contributions and ESOP automatic contributions made prior to January 1, 1996 will continue to be held in the form of Circus common stock, although at times the Plan's trustee may invest a portion of those contributions in other investments.

  You will share in any loss in the value of Circus common stock (and any other trust investments). Of course, if there are gains, you will benefit from such gains as well as the interest, dividends and other earnings on the investments. You share in these losses or earnings with other participants in proportion to your share of the ESOP portion of the trust fund. The management of the ESOP investments and the handling of those assets in the trust are the responsibility of the Plan's trustee.

DIVERSIFICATION RIGHTS

  The Plan provides special "diversification" rules for participants who have attained age 55, completed ten (10) years of participation in the Plan, and have an "Employer Securities Account" (as defined) with value of $500 or more. As used in this prospectus, the term "Employer Securities Account" means, with respect to a participant, the Circus common stock, if any, contributed for the account of such participant by Circus as an

ESOP automatic contribution and ESOP matching contribution for a plan year beginning on or after January 1, 1989 and ending prior to January 1, 1996. Therefore, if you have reached age 55, completed 10 years of participation in the Plan, and have an Employer Securities Account with a value of $500 or more, you are entitled to direct the Plan's trustee to sell a limited percentage of your Employer Securities Account so that you may invest in one of the other funds in the Plan.

  During the six-year period beginning with the plan year after the requirements above have been met, you may direct the Plan's administrator to sell up to 25% of the balance of your Employer Securities Account. During the second through the fifth year, the difference between 25% of the current balance in your Employer Securities Account and the amounts previously diversified could be available for diversification. In the sixth year, the difference between 50% of the current balance in your Employer Securities Account and the amounts previously distributed would be available for diversification.

  Once you start making post-55 diversification elections, you do not have to continue to do so in later years. Rather, you have the right to make a new election in each of the six years you are eligible for diversification. If you decide not to make a diversification election for a particular year, however, the diversification period is not extended, nor can you make a double diversification election in a subsequent year.

VOTING RIGHTS

  The Plan's trustee may periodically ask you how the shares of Circus common stock representing your Employer Securities Account should be voted. Although the trustee is the legal owner of such shares, and thus is the party who will actually cast the vote, the trustee will provide you with information so that you may determine how such shares should be voted, if you wish to do so. If the trustee does not receive any direction from you, it will vote such shares as it deems to be in the best interests of you and the other participants and beneficiaries.

  Participants will not have any voting rights with respect to the other securities acquired by the Plan's funds, including Circus common stock acquired by the Circus Circus Stock Fund. For additional information concerning the voting rights associated with securities acquired by the Plan's funds, reference is made to the additional information concerning each fund included in Appendix A hereto.

                                   BENEFITS

BENEFITS AVAILABLE UNDER THE PLAN

  Your normal retirement date is the date of your 65th birthday, or, if later, the date on which you have completed 5 full years of participation in the Plan. If you reach your normal retirement date while you are still employed by one of the sponsoring employers, you will be 100% vested in all of your accounts, regardless of your position on the vesting schedule under "Vesting" on page 11. (If you reach your normal retirement date after your employment has terminated, you will only receive your vested interest as determined under that schedule.)

  If you terminate your employment because of a "total and permanent disability," you will be 100% vested in all of your accounts. A disability is "total and permanent" if it permanently prevents you from performing your usual duties as an employee. This disability must be confirmed by a physician who is acceptable to Circus and the physician's report must be provided to the Corporate Director of Human Resources within sixty (60) days after the date you terminate your employment.

  If you die while you are employed by one of the sponsoring employers, you will be 100% vested in all of your accounts, and your beneficiary (see "Payment of Benefits", below) will be entitled to the balance in your account, including the death benefits provided by any policy of life insurance held in your account.

  If you die after your employment terminates, but before you receive your vested interest in your account, your unpaid vested benefits will be paid to your beneficiary (see "Beneficiary Designation", below).

  If you terminate your employment before retirement, disability, or death, you will only be entitled to receive the vested portion of your account balances, as described under "Vesting" on page 11.

BENEFICIARY DESIGNATIONS

  Generally, your surviving husband or wife will be the beneficiary for your death benefit under the Plan. If you are not married or if your spouse consents, you may designate one or more beneficiaries to receive your death benefit. You may also change your designation at any time (with your spouse's consent if you are married).

  Each designation or change must be in writing, on forms that are provided by, and must be filed with, the Corporate Director of Human Resources. If you do not designate a beneficiary, or if all of your designated beneficiaries die before you, your estate will receive your death benefit. If no personal representative is appointed for your estate, then your next of kin under the Nevada statute of descent and distribution will be your beneficiary.

  If you are married at the time of your death, YOUR SURVIVING HUSBAND OR WIFE WILL RECEIVE YOUR DEATH BENEFIT UNLESS YOUR HUSBAND OR WIFE PREVIOUSLY CONSENTED TO A DIFFERENT BENEFICIARY. Any such consent must be in writing on forms provided by the Corporate Director of Human Resources, and must be witnessed by a plan representative or a notary public.

PAYMENT OF BENEFITS

  Retirement, disability, severance of employment or death benefits generally will be paid to you or your beneficiaries, as soon as practicable after the valuation date that coincides with or immediately follows your termination of employment. If the amount to be distributed to you is more than $5,000, it cannot be paid to you until your normal retirement date unless you consent to the earlier payment.

  The payment of your vested retirement, disability, severance of employment or death benefits will be made in a single lump sum, as follows:

    . Your savings contribution account, matching contribution account, automatic contribution account, discretionary contribution account, rollover contribution account and 401(k) employer contribution account, will generally be paid in cash or by direct transfer to your IRA or to the plan of your new employer.

    . Your vested interest in your ESOP accounts (ESOP matching contribution account and ESOP automatic contribution account) will generally be paid in shares of Circus common stock. Since such Circus stock is publicly traded, you will be able to sell your shares of stock in order to convert that portion of your distribution to cash if you wish to do so.

  Payments must generally be made no later than the April 1st following the year you reach age 70 1/2 or the year in which you retire, whichever is later.

VALUATION OF UNPAID ACCOUNTS

  As of each valuation date, all account balances will be revalued in order to reflect any earnings or losses of the Plan's trust fund, and the separately invested funds in which your accounts are invested, since the previous valuation date.

  Any benefit under the Plan that is not paid when it becomes due will continue to be held under the Plan until it is actually paid, and will continue to be invested and share in earnings and losses through the valuation date preceding actual payment.

                                  WITHDRAWALS

HARDSHIP WITHDRAWALS

  If you have been a participant in the Plan for at least 18 months, you may ask to withdraw money from your savings contribution account because of a hardship. The amount that can be withdrawn is limited to the actual amount of your savings contributions, plus earnings that were credited directly to those contributions before January 1, 1989. (Earnings after January 1, 1989 cannot be withdrawn for hardship.)

  A hardship withdrawal (which must be for at least $1,000) is only available if you have an immediate and heavy financial need that cannot be met by your other reasonably available financial resources. A hardship will be recognized only if you are faced with:

    1.  medical expenses for you or your dependents,

    2. the purchase cost (excluding mortgage payments) of a primary residence,

    3. payment of tuition for the next semester, quarter or year of post-secondary education for you or your dependents,

    4. payments needed to prevent your eviction from your principal residence or the foreclosure on the mortgage of your principal residence.

  If you request a hardship withdrawal, you must give the Corporate Director of Human Resources a detailed financial statement, explaining your need for the funds and your access to funds from other sources. YOU CANNOT MAKE A HARDSHIP WITHDRAWAL UNLESS YOU MEET THE PLAN'S DEFINITION OF HARDSHIP, AND CIRCUS IS REQUIRED TO BE VERY STRICT IN APPLYING THAT DEFINITION.

  If Circus approves your request, your withdrawal will be paid to you in cash. The amount paid will be taxable to you, and in most cases you will have to pay an additional 10% penalty tax on the amount you receive.

WITHDRAWALS AFTER AGE 59 1/2

  If you have reached age 59 1/2 and are fully vested in all of your account balances, you may withdraw the entire balance in all your accounts in a single lump sum. You may request such a withdrawal on a form obtained from the Corporate Director of Human Resources. Your withdrawal will generally be paid to you partly in cash (which you may elect to have transferred directly to your IRA), and partly in shares of Circus stock.

  You will continue to participate in the Plan after your withdrawal as long as you continue to be an eligible employee.

                        TAX TREATMENT OF DISTRIBUTIONS

INCOME AND PENALTY TAXES

  When you receive a distribution from the Plan, it will be subject to income taxes, and in some cases will also be subject to penalty taxes. This is true whether your benefits are paid to you at termination of your employment, or you have received a distribution (such as a hardship withdrawal) while you are still working for one of the sponsoring employers.

  INCOME TAXES.

    Unless you qualify for and use one of the methods described in under "Methods of Deferring or Reducing Taxes" below, any benefits under the Plan will be taxed in the year you receive them at Federal income tax rates in effect for that year.

  PENALTY TAXES.

    Unless an exception applies, you will have to pay a 10% penalty tax on any distribution you receive before you reach age 59 1/2. This penalty tax will be in addition to any regular income tax. See your tax advisor to determine whether an exception applies to you.

METHODS OF DEFERRING OR REDUCING TAXES

  You may reduce or defer the taxes on certain distributions through use of one of the following methods:

    1. If you roll all or part of your distribution over to an individual retirement account ("IRA"), or to the qualified plan of another employer, you will pay no regular or penalty tax on the amount rolled over until you withdraw funds from the IRA or the other plan. ANY ROLLOVER MUST BE COMPLETED WITHIN 60 DAYS AFTER YOU RECEIVE YOUR DISTRIBUTION.

      . Some distributions, such as minimum distributions beginning at age 70 1/2, or distributions to non-spouse death beneficiaries, may not qualify for this rollover treatment, so you should see your tax advisor to determine your rights.

      . If you are eligible to roll your distribution over into an IRA or another employer-sponsored plan, you may elect to have it transferred directly to the new plan or IRA. Circus will notify you at least 30 days before your distribution as to the time and the procedure for electing a direct transfer. If you do not elect a direct transfer, 20% of your distribution will be withheld to be applied toward your Federal income tax obligation. You will not be permitted to waive this withholding requirement, even if you plan to complete the rollover within the 60-day period.

    2. If your distribution meets certain specific requirements, you may pay taxes under the favorable "5 year averaging" method of taxation. This method taxes the distribution in the year you receive it, but at rates you would expect to pay if you had received it over a five year period. Many distributions will not qualify for 5 year averaging treatment.

  Whenever you are to receive a distribution, Circus will give you a more detailed explanation of these options. However, you should consult a qualified tax advisor before making a choice.

                      ADDITIONAL FEDERAL TAX INFORMATION

  Circus has obtained from the Internal Revenue Service a favorable determination letter that the Plan, including the cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and the ESOP features under Section 4975(e)(7) of the Code, constitutes a qualified profit sharing plan under Section 401(a) of the Code and a qualified ESOP under Section 4975(e)(7) of the Code, and that the Plan's trust is exempt from Federal income tax under Section 501(a) of the Code. So long as the Code requirements continue to be met, the amounts contributed by Circus on behalf of a participant will be deductible by Circus for Federal income tax purposes and amounts contributed by Circus as savings contributions on behalf of a participant who has executed a salary reduction agreement will be excluded from the participant's gross income. Contributions made on a participant's behalf and the income and appreciation on employer contributions will not be subject to income tax while held in the Plan's trust fund and will not be includable in the participant's taxable income until distributed to him.

  If a participant in the Plan, or an alternate payee under a qualified domestic relations order who is a spouse or former spouse of a participant, receives a qualifying rollover distribution from the Plan, he may transfer, on or before the 60th day after the day on which he receives such distribution, all or part of the distribution to: (i) another exempt employees' trust which is part of a "qualified" plan for Federal income tax purposes, or (ii) an "individual retirement account," or an "individual retirement annuity" as such terms are described in the Code, and thereby avoid current taxation of the portion of the distribution so transferred. Moreover, if the spouse of a participant receives a qualifying rollover distribution by reason of the participant's death, the spouse may transfer, within the period described in the preceding sentence, all or a portion of such distribution to an "individual retirement plan" and thereby avoid current taxation on the portion of the distribution so transferred. Any lump sum distribution from the Plan to a participant, to the surviving spouse of a participant, or to an alternate payee under a qualified domestic relations order who is a spouse or former spouse of a participant, will be a qualifying rollover distribution. A hardship withdrawal will also constitute a qualifying rollover distribution, although any intent of the participant to roll the money over to an IRA may be inconsistent with the requirements for receipt of the distribution. A minimum distribution that is required to be paid at age 70 1/2 or retirement is not a qualifying rollover distribution, and may not be rolled over to an IRA.

  If a participant in the Plan, or an alternate payee under a qualified domestic relations order who is a spouse or former spouse of a participant, is to receive a qualifying rollover distribution, he may direct the Plan's trustee to transfer the amount to be distributed directly to: (i) another exempt employees' trust which is part of a "qualified" plan for Federal income tax purposes, or (ii) an "individual retirement account" or an "individual retirement annuity," as such terms are described in the Code. If he does not elect such a transfer, the trustee must withhold 20% of the amount of the distribution to be applied toward his Federal income tax obligation. In that case, the participant or alternate payee may still roll the entire amount of his distribution over to another plan or an IRA, but the withholding cannot be waived and he will have to use other funds to complete the rollover.

  Similarly, if the surviving spouse of a deceased participant, is to receive a qualifying rollover distribution, he may direct the trustee to transfer the amount to be distributed directly to an "individual retirement account" or an "individual retirement annuity," as such terms are described in the Code. In the absence of a direct transfer election, the same 20% withholding requirement will apply.

  With respect to Federal estate tax, distributions under the Plan made as a result of the death of a participant or former participant will generally be included in determining the taxable amount of the participant's estate. However, amounts payable to the deceased Participant's spouse may be eligible for the Federal estate tax marital deduction. For Federal income tax purposes, amounts distributed to the beneficiary or estate of a Participant will be treated in substantially the same way as if distributed to a Participant after termination of employment.

  The foregoing description of tax effects is intended to be general in nature, and is based on interpretations of present Federal statutory and regulatory authority which may be subject to change. Each participant or beneficiary should discuss specific questions with his own tax adviser or attorney. In addition, there may be tax considerations under foreign, state and local laws applicable to participants.

                               CLAIMING BENEFITS

DELAYED PAYMENT OF BENEFITS

  If your vested benefits do not exceed $5,000, they will be paid to you as soon as practicable after the end of the calendar quarter in which you terminate your employment. If your benefits exceed $5,000, you will not receive payment until your normal retirement date unless you consent to an earlier payment. If you still have money in the Plan at any time, you are responsible for keeping Circus advised of your current address and marital status, and for making any appropriate changes in the investment of your accounts.

DOCUMENTATION

  Participants and beneficiaries are responsible for providing any documentation that may be required by Circus, including proof of age, proof of marital status, proof of relationship, proof of legal competence and proof of death.

  In most cases, benefits payable to minors and incompetents will be made only to legally appointed guardians.

  Circus may refuse to pay any benefit unless applied for on forms provided by the Corporate Director of Human Resources.

DISPUTES WITH RESPECT TO BENEFITS

  DENIAL OF CLAIM

    You will be notified in writing by Circus of any denial of your claim. The notification will contain information required by applicable regulations, and any additional information that Circus considers appropriate.

    Circus generally is required to decide your claim within 90 days, although this deadline may be extended for an additional 90 days if you are notified of the delay. If Circus does not respond to your claim (or notify you of a delay) within 90 days, your claim is deemed denied on the 90th day, and you may proceed with the appeal procedure, as outlined below, at that time.

  RIGHT TO APPEAL

    You may appeal any denial of claimed benefits. If your claim is denied, you may file a notice of appeal with the Corporate Director of Human Resources within 60 days of notification by Circus of claim denial. All appeals must be in writing and must set forth all of the facts upon which the appeal is based. If your appeal is not filed on time, it will be barred and you cannot file it later, unless Circus decides that it was delayed for unavoidable cause.

  RIGHT TO A HEARING

    When it receives a notice of appeal, Circus will review its previous decision on the claim. You may request a hearing, at which you or your attorney may make an oral presentation in support of your appeal. Circus will review all written materials and evidence presented in support of the appeal.

  NOTICE OF FINAL DECISION

    Circus generally will notify you, in writing, of its final decision on your claim and the reasons for that decision, within 60 days from the date your notice of appeal is received. This deadline may be extended for an additional 60 days if you are notified of the delay and the reason for the delay.

    If you hear nothing from Circus within 60 days after you file your appeal, your appeal is deemed denied on the 60th day and you may proceed with any remedies you may have under the law.

    Circus's decision is binding upon the parties, so long as it conforms with the law.

                           MISCELLANEOUS INFORMATION

TOP HEAVY RULES

  The Plan has special rules, primarily dealing with the vesting schedule and the allocation of contributions, that will apply if the Plan becomes "top heavy." Because we do not believe that the Plan will ever be subject to these rules, they are not described in this prospectus. The Corporate Director of Human Resources will provide you information about these special rules if you are interested. Also, a full description of them will be given to you if the rules ever become applicable.

COMPENSATION

  Compensation is only taken into consideration under the terms of the Plan to the extent it does not exceed a specified dollar limit. That limit is $160,000 for 1998, and will be adjusted from time to time thereafter to take into account changes in the cost of living.

FEDERAL PENSION BENEFIT INSURANCE

  Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

ASSIGNMENT OF BENEFITS

  Generally, you cannot assign, pledge, encumber, alienate or otherwise transfer benefits payable under this Plan before you have received those benefits. However:

  QUALIFIED DOMESTIC RELATIONS ORDERS

    The Plan may be required by law to recognize your court ordered child support, alimony or marital property obligations. If Circus receives a "qualified domestic relations order" (an order meeting certain requirements that is usually entered at the time of a divorce), it must honor the order, and all or a portion of your benefits may be used to satisfy the obligation to the extent provided in the order.

  In the event that Circus receives such an order, the following procedures will be followed:

    Circus will determine (in consultation with counsel where deemed necessary) whether the order satisfies the requirements of a QDRO. Those requirements include (without limitation):

  . The following information must be provided in the order:

    --The name and last known mailing address of the participant and the alternate payee.

    --A clear identification of the Plan as the plan to which the order applies.

    --The amount or percentage of the participant's benefits to be paid to the alternate payee, as follows:

      [_]The order must call for the amount or percentage to be determined as of a specific plan valuation date (the last day of each calendar month). The valuation date used may be either before or after the entry of the order, but no order will be accepted if it provides for the alternate payee's benefits to be computed as of a date other than a plan valuation date.

      [_]The order must specify the accounts of the participant from which the alternate payee's amount is to be taken. The alternate payee's benefits may be taken pro rata from all of the participant's accounts, or they may come first from one or more specified accounts, as stated in the order.

      [_]The order must call for the alternate payee's benefit, as thus determined, to be transferred to an account in the name of the alternate payee, from which payment will be made in accordance with the terms of the Plan and the law.

    --A clear statement as to the disposition of the alternate payee's benefit in the event of the death of either the alternate payee or the participant:

      [_]If the alternate payee's heirs are to receive the alternate payee's unpaid benefits upon the death of the alternate payee, the order should specifically provide for payment to the estate or personal representative of the alternate payee. An alternate payee will not be permitted to designate an individual death beneficiary.

      [_]In order to be certain that the alternate payee will receive the separate account even if the participant dies before it is paid, the order should require the alternate payee to be treated as the participant's surviving spouse with respect to such separate account, but it should also provide that the alternate payee will not receive as surviving spouse any amount other than the unpaid balance in the alternate payee's separate account.

  . The order must not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan.

  . The order must not be ambiguous, in any respect, in the opinion of Circus.

  NOTIFICATION

    Both the participant and the proposed alternate payee (and their attorneys if known to Circus) will be notified of the receipt of the order, and the proposed alternate payee will be provided with a copy of the current summary plan description. The participant and the alternate payee will also be notified of the determination as to whether the order is qualified.

  SUSPENSE ACCOUNT WHILE ORDER IS BEING CONSIDERED

  . In most cases, the participant is not scheduled to receive a distribution from the Plan at the time an order is received, so there is no danger of an amount being paid to the participant that has already been assigned to the alternate payee under a QDRO. If the participant is not scheduled to receive a distribution when an order is received, no suspense account will be created and the account will be handled as usual while the order is being evaluated.

  . However, sometimes an order is received at a time when the participant is eligible for and is about to receive all or part of his account balance. In that case, any amount to which the order purports to apply, in the opinion of Circus, will be placed in a suspense account while the order is being considered if that amount would otherwise be due to be paid to the participant. The participant retains all rights to direct the investment of the amounts in the suspense account while the order is being evaluated.

  . If Circus determines that the order is qualified, the amounts in the suspense account will be paid to the alternate payee, to the extent provided in the order, at the time described below. Any remaining amounts in the suspense account will be paid to the participant. If Circus determines that the order is not qualified, the amounts in the suspense account will be paid to the participant at the time described below.

    --Circus will allow a reasonable period during which either party may appeal its determination as to the status of the order before releasing the amounts from the suspense account. If either party appeals its determination, Circus will not release the amounts from the suspense account until the appeal has been decided.

    --If a substitute order is received during the appeal period, Circus will not release any amounts from the suspense account that are covered by the substitute order, in the opinion of Circus, until after it has determined whether the substitute order is qualified.

    --No amount will remain in a suspense account longer than 18 months, except that the receipt of a substitute order with respect to funds already held in a suspense account will extend the period until 18 months following receipt of the substitute order. If, at the end of such period, Circus still has not determined whether the order (or substitute order) is qualified, the amounts in the suspense account will be distributed to the participant.

  FREEZE ON ACCOUNT IN ANTICIPATION OF ORDER

    If Circus is informed that a potential alternate payee intends to obtain a QDRO, Circus may refuse, for a reasonable period, to permit a distribution of all or a part of the participant's benefit to allow the alternate payee to obtain a QDRO. Similarly, if Circus has been given specific information that causes it to reasonably believe that payment of a distribution to the participant would result in a violation of the community property rights of the participant's spouse or former spouse (for example, if Circus is notified that a participant and his or her spouse have separated or divorced and that there is a dispute regarding the division of the property), Circus may refuse, for a reasonable period, to permit a distribution of all or a part of the participant's benefit to allow the participant and the spouse or former spouse to have any community property claims decided by a court. The participant retains all rights to direct the investment of the amounts being withheld while the freeze is in effect.

  TIME OF DISTRIBUTION TO ALTERNATE PAYEE

    An alternate payee may receive the benefits provided under a QDRO, if the QDRO so provides, as soon as practicable following the plan administrator's determination that the order is qualified, regardless of the age or employment status of the Participant. Before that date, an alternate payee could not receive benefits until the participant had either terminated employment or reached age 50.

  TAX LEVY

    The Plan may also be required to honor a federal tax lien against your benefits.

TERMS AND CONDITIONS OF EMPLOYMENT

  The adoption of the Plan and your participation in it will not be considered a contract of employment. You will remain subject to the employment policies of your employer, whether or not you are a participant, just as though the Plan had never been adopted.

COLLECTIVE BARGAINING AGREEMENTS

  The plan is not directly maintained pursuant to a collective bargaining agreement. However, certain collective bargaining agreements provide that the employees covered by such agreements will be eligible to participate in the Plan. A copy of any applicable collective bargaining agreement may be obtained on written request to the Corporate Director of Human Resources, and is available for examination at Circus's main office.

ASSIGNMENT; LIENS

  A Plan participant or his beneficiary may not alienate, sell, transfer, assign, pledge, encumber or charge his interest in the Plan. No interest in the Plan may be attached or subjected to other legal process except to the extent provided in the Plan or as may be required by law. Pursuant to the Retirement Equity Act of 1984 amending Section 401(a)(13) of the Code, a "qualified domestic relations order" will not be treated as an illegal assignment or attachment. Detailed procedures regarding the administration of such orders are set forth under the caption "Qualified Domestic Relations Orders" beginning on page 21. Also, an Internal Revenue Service levy on a Plan account is not considered an illegal assignment or attachment.

AMENDMENT AND TERMINATION

  Circus anticipates that the Plan will continue indefinitely as a qualified plan under the Code, but reserves the right to terminate the Plan at any time by action of the Circus Board of Directors or to amend the Plan by action of the Circus Board of Directors. However, such an amendment or termination cannot transfer assets of the Plan for purposes other than for the exclusive benefit of participants and their beneficiaries, and cannot cause or permit any assets of the Plan, its trusts or contracts to revert to or become the property of Circus except in the case of a contribution made to the Plan under a mistake of fact or in the case of a contribution disallowed as a deduction under the Code with respect to Circus.

  In addition to the right of Circus to terminate the Plan, each of the other sponsoring employers has the right to terminate its participation in the Plan. If your employer's participation in the Plan is terminated, neither you nor your employer will be allowed to make further contributions. In the event of termination of the entire Plan, you will be fully vested in all your accounts.

  At the time the Plan is terminated, or at any time thereafter, Circus may terminate the related trust. Upon the termination of the trust, you will receive the value of your interest in the Plan or it will be rolled over into another plan or an individual retirement account, whichever Circus chooses.

REFERENCE TO THE PLAN

  The above summary of the Plan does not purport to be complete and is subject in all respects to the provisions of the Plan and the related Agreement of Trust, copies of which are available from Circus on request and which have been filed with the Securities and Exchange Commission and are included or incorporated by reference as exhibits to Circus' Registration Statement (SEC File No. 33-18278).

                       APPLICABLE REQUIREMENTS OF ERISA

  The Plan is a "defined contribution plan" as described in Section 3(34) of ERISA. As such, the Plan is subject to the applicable provisions set forth in
Part 1 (Reporting and Disclosure), Part 2 (Participation and Vesting), Part 4 (Fiduciary Responsibility) and Part 5 (Administration and Enforcement) of Subtitle B of Title I of ERISA which relate to employee pension benefit plans which are defined contribution plans.

  The Plan is not subject to Part 3 (Funding) of Subtitle B of Title I of ERISA nor is it subject to any of the provisions of Title IV of ERISA. Those portions of ERISA pertain to "money purchase plans" and "defined benefit plans."

            AMENDMENTS AND OTHER CHANGES AFFECTING THIS PROSPECTUS

  After the date hereof, the Plan may from time to time be amended and certain other changes in respect of the Plan, such as changes in applicable law, may also occur. Any such amendments or changes that are material for purposes of this prospectus will be reflected in a supplement to this prospectus.

                               REPORTS OF CIRCUS

  Circus' Quarterly and Annual Reports to Stockholders, proxy soliciting material and other communications distributed to Circus' stockholders generally will be provided to all participants of the Plan whether or not such participants are stockholders of Circus. If a participant in the Plan does not for some reason receive a copy of any of such reports, material or other communications, he may obtain copies of the same which Circus will provide promptly without charge upon written or oral request made to the Corporate Director--Human Resources in the manner described under "Incorporation of Certain Documents by Reference," below.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this prospectus by reference:

    (a) The Annual Report of Circus on Form 10-K for the fiscal year ended January 31, 1998;

    (b) The Quarterly Reports of Circus on Form 10-Q for the fiscal quarters ended April 30, 1998 and July 31, 1998, respectively;

    (c) The Current Report of Circus on Form 8-K dated August 3, 1998;

    (d) The description of the common stock contained in the Form 8-A Registration Statement of Circus declared effective by the Commission on October 25, 1983, and any amendments or reports filed for the purpose of updating such description;

    (e) The description of the common stock purchase rights contained in the Form 8-A Registration Statement of Circus declared effective by the Commission on August 12, 1994, and any amendments or reports filed for the purpose of updating such description;

    (f) The Plan's Annual Report on Form 11-K for the year ended December 31, 1997 and Amendment No. 1 thereto on Form 11-K/A dated June 26, 1998; and

    (g) All documents subsequently filed by Circus or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  Copies of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this prospectus incorporates), and copies of any other documents to which a participant is entitled as described in this prospectus, are available without charge to any participant receiving a copy of this prospectus upon written or oral request. Such request should be directed to Kathryn Turner, Corporate Director--Human Resources, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410).

  Circus has filed a registration statement with the Commission under the Securities Act of 1933, as amended, with respect to the common stock and interests in the Plan offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the registration statement, including the financial schedules and exhibits filed or incorporated as a part thereof. Items of information omitted from this prospectus but contained in the registration statement may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

  Circus is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants (including Circus) that file electronically with the Commission. The address of the Commission's Web site is http: //www.sec.gov. In addition, Circus' common stock is listed on the New York Stock Exchange and The Pacific Exchange and similar information concerning Circus can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at The Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

  No person is authorized to give any information or to make any representations not contained in this prospectus in connection with the offer described herein, and any information or representation not contained herein must not be relied upon as having been authorized by Circus. This prospectus does not constitute an offer to sell these securities in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that information herein is correct as of any time subsequent to its date.

                                LEGAL OPINIONS

  The validity of the participation interests in the Plan has been passed upon by the firm of Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, Las Vegas, Nevada. Certain legal matters relating to compliance of the Plan with the requirements of ERISA have been passed upon by the firm of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A., Tampa, Florida.

                                    EXPERTS

  The consolidated financial statements incorporated by reference in the Annual Report of Circus on Form 10-K for the fiscal year ended January 31, 1998, the Plan's financial statements included in Amendment No. 1 on Form 11-K/A to its Annual Report on Form 11-K for the fiscal year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

  Future consolidated financial statements of Circus and financial statements of the Plan and the reports thereon of Arthur Andersen LLP also will be incorporated by reference herein in reliance upon the authority of that firm as experts in giving those reports to the extent that firm has audited those consolidated financial statements and consented to the use of their reports thereon.

                                  APPENDIX A

        ADDITIONAL INFORMATION CONCERNING THE PLAN'S INVESTMENT OPTIONS

  Set forth in this Appendix A is additional information, including information concerning recent performance, for each of the investment options available under the Circus Circus Employees' Profit Sharing and Investment Plan (the "Plan"). This information should be read with the other information included in the prospectus of which this Appendix is a part, and the other information available from the Corporate Director of Human Resources, as described under "Availability of Additional Information Concerning Investment Options" on page A-20 of this Appendix A.

                          I. CIRCUS CIRCUS STOCK FUND

  This fund (referred to in the Plan as "Fund A") is invested by the Plan's trustee primarily in the common stock of Circus, subject to the right of the Plan's trustee to invest this fund or any part thereof in other investments. The trustee has discretion as to the timing and manner of purchasing shares. Such purchases may include open-market or privately negotiated transactions. Cash dividends, if any, will be reinvested in this fund, and any stock dividends or shares issued pursuant to a stock split on the shares held by this fund will be added to this fund. Circus has from time to time declared a split of its common stock, the most recent such action being a three-for-two split effective at the close of business on July 9, 1993, but has not declared any cash dividends on its common stock since it became publicly owned in 1983 and there is no assurance any dividends will be paid on the Circus common stock in the future. The current policy of Circus is to retain earnings for the operation and expansion of its business. Circus' loan agreement with its bank group contains covenants which have the effect of limiting the amount of dividends Circus may pay on its common stock and there is no assurance Circus may not enter into other agreements which impose other restrictions on the payment of dividends.

  Participants investing in the Circus Circus Stock Fund will not have any voting rights with respect to the shares held in this fund. The voting rights with respect to such shares are vested in the Plan's trustee. Participants who have made diversification elections may not direct investments into this fund with respect to applicable portions of their ESOP matching contribution and ESOP automatic contribution accounts.

  THE VALUE OF THIS FUND IS DETERMINED BY THE MARKET PRICE OF THE CIRCUS COMMON STOCK. AS THE MARKET PRICE OF THE CIRCUS COMMON STOCK FLUCTUATES UP OR DOWN, SO DOES THE VALUE OF A PARTICIPANT'S SHARE OF THIS FUND. AND, COMMISSIONS PAID ON ACCOUNT OF TRANSACTIONS BY THIS FUND ARE NOT PAID BY CIRCUS BUT ARE CHARGED AGAINST THE ASSETS OF THE FUND. ACCORDINGLY, THE VALUE OF A PARTICIPANT'S SHARE OF THIS FUND COULD BE LESS THAN HIS CONTRIBUTIONS TO THIS FUND. SINCE THIS FUND IS NOT DIVERSIFIED, IT HAS A HIGHER DEGREE OF RISK THAN THE OTHER FUNDS AVAILABLE UNDER THE PLAN.

  The common stock of Circus is listed on the New York Stock Exchange and on the Pacific Exchange. The following table sets forth for the calendar quarters shown the low and high sale prices for the Circus common stock on the New York Stock Exchange Composite Tape. The last reported sale price of the Circus common stock on November 30, 1998 on the New York Stock Exchange Composite Tape was $11 1/2 per share. A PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ENCOURAGED TO OBTAIN CURRENT INFORMATION CONCERNING THE PRICE OF THE CIRCUS COMMON STOCK. PAST PERFORMANCE IS NO INDICATION OF FUTURE PERFORMANCE.

                                                                  LOW     HIGH
                                                                ------- --------
       1995
       ----
     First Quarter............................................. 23 1/2  33 1/8
     Second Quarter............................................ 30      36
     Third Quarter............................................. 27      36 1/8
     Fourth Quarter............................................ 24 3/4  28 5/8

       1996
       ----
     First Quarter............................................. 27 5/8  35 3/8
     Second Quarter............................................ 33 5/8  44 5/8
     Third Quarter............................................. 29 1/8  41
     Fourth Quarter............................................ 31 1/2  37 5/8

       1997
       ----
     First Quarter............................................. 26      36 1/2
     Second Quarter............................................ 23 1/2  29 1/4
     Third Quarter............................................. 21 1/16 26 11/16
     Fourth Quarter ........................................... 20      26

     1998                                                           LOW      HIGH
     ----                                                          ------   ------
     First Quarter................................................ 20 3/8   26 1/2
     Second Quarter............................................... 15 1/2   26
     Third Quarter................................................ 9  7/16  17 1/2
     Fourth Quarter (through November 30)......................... 7  1/8   12 1/2

  None of the Circus common stock purchased for the Circus Circus Stock Fund pursuant to the Plan will be purchased from Circus. Because all of the Circus common stock purchased for the Circus Circus Stock Fund pursuant to the Plan will be previously issued and outstanding, Circus will not receive any proceeds on account of any purchase of its common stock for the Circus Circus Stock Fund.

  In order to facilitate compliance with Section 16 of the Securities Exchange Act of 1934 (the "1934 Act") and the regulations promulgated thereunder, a participant in the Plan who is subject to the reporting requirements of
Section 16(a) of the 1934 Act (i.e., an "officer" of Circus within the meaning of Rule 16a-1 under the 1934 Act, a director of Circus or the beneficial owner of 10% or more of the issued and outstanding shares of the Circus Common Stock within the meaning of Rule 16a-1(a)(1) under the 1934 Act) is not permitted to invest in the Circus Circus Stock Fund.

                             II. FIXED INCOME FUND

  Amounts allocated to this fund (referred to in the Plan as "Fund B") are invested by the Plan's trustee in the Merrill Lynch Retirement Preservation Trust.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST HAS BEEN PROVIDED TO CIRCUS BY MERRILL LYNCH TRUST COMPANY.

  The Merrill Lynch Retirement Preservation Trust is a collective trust fund whose primary objective is to achieve high current income consistent with preservation of capital and liquidity through a diversified portfolio of guaranteed investments, U.S. Government and U.S. Government Agency securities and money market instruments. Merrill Lynch Trust Company, the trustee of the Merrill Lynch Retirement Preservation Trust, utilizes the services of Merrill Lynch Asset Management as a nondiscretionary investment advisor, but Merrill Lynch Trust Company makes all investment decisions for the Merrill Lynch Retirement Preservation Trust. WHILE THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST INVESTS IN GUARANTEED INVESTMENTS, NEITHER THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST NOR ITS UNITS ARE GUARANTEED.

  Although there can be no assurances that the Merrill Lynch Retirement Preservation Trust's objectives will be achieved, the Merrill Lynch Retirement Preservation Trust seeks to achieve an effective yield that is typically higher than money market fund yields and the yields of sponsor-managed GIC portfolios of comparable duration. The portfolio is also structured to produce yields that are sensitive to market opportunities. The return on this Fund's investment in the Merrill Lynch Retirement Preservation Trust will be a blend of all the rates on each GIC, U.S. Government Agency Obligation and money market instrument in the Merrill Lynch Retirement Preservation Trust's portfolio, less its fees and expenses, during the period of the investment. Since the Merrill Lynch Retirement Preservation Trust will remain in the market to make new investments, the effective rate may change frequently.

  The Merrill Lynch Retirement Preservation Trust invests in GICs (i.e., contracts issued by insurance companies or banks which provide for a return of principal plus interest, either periodically or at maturity), or similar investments which pay a fixed or variable rate of return on an agreed schedule and are benefit responsive (collectively "Guaranteed Investments"). Benefit responsiveness may be provided by the issuer of the Guaranteed Investment or a third party. A maximum of 80% of the Merrill Lynch Retirement Preservation Trust will be invested in Guaranteed Investments and a minimum of 20% of the assets of the Merrill Lynch Retirement Preservation Trust will be invested in money market instruments.

  The Merrill Lynch Retirement Preservation Trust reviews the quality of each issuer's credit at least quarterly and each issuer must be determined to have a AA- or better rating from Standard & Poors Corporation or an Aa3 or better rating from Moody's Investors Service, or be determined to be of comparable quality in order to qualify for investment of Merrill Lynch Retirement Preservation Trust assets. As of October 31, 1998, approximately 23 insurance carriers and approximately 14 banks satisfied the credit criteria for investment of the Merrill Lynch Retirement Preservation Trust's assets.

  There are no voting rights associated with this fund's investment in the Merrill Lynch Retirement Preservation Trust to which participants who invest in this fund or the Plan's trustee are entitled.

  The following information concerning the performance of the Merrill Lynch Retirement Preservation Trust has been provided to Circus on an unaudited basis by Merrill Lynch Trust Company. Past performance is no indication of future performance.

                                           NET ANNUAL EFFECTIVE YIELD(1)(2)(3)
                                         ---------------------------------------
                                          1998    1997    1996    1995    1994
                                         ------- ------- ------- ------- -------
        January.........................   6.07%   6.05%   5.98%   6.20%   5.54%
        February........................   6.41%   6.58%   6.16%   6.26%   5.99%
        March...........................   6.09%   6.22%   6.15%   6.20%   5.45%
        April...........................   6.15%   6.34%   6.01%   6.21%   5.81%
        May.............................   6.09%   6.33%   6.07%   6.20%   5.79%
        June............................   6.16%   6.39%   6.12%   6.23%   5.21%
        July............................   6.09%   6.28%   6.02%   6.16%   5.85%
        August..........................   6.12%   6.35%   6.19%   6.15%   5.89%
        September.......................   6.15%   6.46%   6.11%   6.19%   5.93%
        October.........................   6.09%   6.43%   6.06%   6.07%   5.98%
        November........................   --      6.23%   6.14%   6.11%   6.09%
        December........................   --      6.10%   6.11%   6.05%   6.19%

--------
(1) The net annual effective yield for the period from September 22, 1989 (commencement of operations) through October 31, 1998 was 6.09%.
(2) The yields for 1998 and 1997 are net of the .20% fee payable to Merrill Lynch Trust Company at the current level of investment by this fund in the Merrill Lynch Retirement Preservation Trust ($22,665,620 at October 31,
    1998). The yields for prior periods are net of the .30% fee payable for such periods. Such fee, which is not paid by Circus but is charged against the assets of this fund, is based upon the amount of assets invested by this fund in the Merrill Lynch Retirement Preservation Trust. Accordingly, such fee may increase or decrease in the future, as described below, depending on subsequent levels of investment by this fund in the Merrill Lynch Retirement Preservation Trust.
(3) The net annual effective yield assumes that income earned from investments in the Merrill Lynch Retirement Preservation Trust during the applicable period is reinvested and is expressed as an annual percentage rate.
  The following table sets forth certain information provided to Circus by Merrill Lynch Trust Company concerning the fee payable to Merrill Lynch Trust Company, which is not paid by Circus but is charged against the assets of this fund.

                                                                        ANNUAL
                                                                      PERCENTAGE
   ASSETS(1)                                                           RATE(2)
   ---------                                                          ----------
   $10,000-$100,000..................................................   1.00%
   $100,001-$500,000.................................................    .80%
   $500,001-$1,000,000...............................................    .60%
   $1,000,001-$3,000,000.............................................    .50%
   $3,000,001-$10,000,000............................................    .40%
   $10,000,001-$15,000,000...........................................    .30%
   $15,000,001-$50,000,000...........................................    .20%
   $50,000,001-$100,000,000..........................................    .15%
   $100,000,001-$500,000,000.........................................    .13%

--------
(1) Represents the assets of this fund projected by the Merrill Lynch Trust Company to be invested in the Merrill Lynch Retirement Preservation Trust during the 12-month period for which the fee is payable. Once established for a 12-month period, the fee will not be adjusted for such period, even if the actual amount of assets is different than the amount projected.
(2) The rate payable on account of this fund's participation in the Merrill Lynch Retirement Preservation Trust was determined initially as of the date such participation commenced and is determined on each subsequent anniversary of such date. In each case, the rate so determined is applicable to the 12-month period commencing on the applicable determination date. The fee for the 12-month periods of this fund's participation in the Merrill Lynch Retirement Preservation Trust ending December 31, 1998 and 1999 will be .20% and .20%, respectively.

                        III. GENERAL COMMON STOCK FUND

  This fund (referred to in the Plan as "Fund C") is invested by the Plan's trustee in Class E shares of the S&P 500 Index Portfolio (the "Portfolio"), one of the portfolios of SEI Index Funds ("SEI Index Funds"), an open-end management investment company that has diversified portfolios.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE PORTFOLIO IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE CURRENT PROSPECTUS OF SEI INDEX FUNDS, DATED JULY 31, 1998, RELATING TO THE CLASS E SHARES OF THE PORTFOLIO (THE "PORTFOLIO'S 1998 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PORTFOLIO'S 1998 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE SEI INDEX FUNDS FOR THE CLASS E SHARES OF THE PORTFOLIO WHICH HAS BEEN PROVIDED TO CIRCUS WILL BE PROVIDED TO A PARTICIPANT BY CIRCUS UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Portfolio seeks to provide investment results that correspond to the aggregate price and dividend performance of the securities in the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") which is comprised of 500 selected securities (most of which are common stocks listed on the New York Stock Exchange. However, there can be no assurance that the Portfolio will achieve its investment objective.

  The Portfolio's ability to duplicate the performance of the S&P 500 Index will depend to some extent on the size and timing of cashflows into and out of the Portfolio, as well as on the level of the Portfolio's expenses. Adjustments made to accommodate cash flows will track the S&P 500 Index to the maximum extent possible, and may result in brokerage expenses for the Portfolio. Over time, the correlation between the performance of the Portfolio and the S&P 500 Index is expected to be over 0.95 according to the Portfolio's 1998 Prospectus. A correlation of 1.00 would indicate perfect correlation. The Portfolio will normally be invested in all of the stocks and other securities which comprise the S&P 500 Index, except when changes are made to the S&P 500 Index itself. The Portfolio's policy is to be fully invested in common stocks and other securities included in the S&P 500 Index, and it is expected that cash reserve items would normally be less than 10% of net assets. Accordingly, an investment in shares of the Portfolio involves risks similar to those of investing in a portfolio consisting of the common stocks and other securities of some or all of the companies included in the S&P 500 Index.

  The weightings of securities in the S&P 500 Index are based on each security's relative total market value, i.e., market price per share times the number of shares outstanding. Because of this weighting, approximately 50% of the S&P 500 Index is currently composed of stocks of the 50 largest companies in the S&P 500 Index, and the S&P 500 Index currently represents over 65% of the market value of all U.S. common stocks listed on the New York Stock Exchange.

  World Asset Management, LLC, the Portfolio's investment adviser (the "Portfolio Adviser"), makes no attempt to "manage" the Portfolio in the traditional sense (i.e., by using economic, financial or market analyses).

The adverse financial situation of a company usually will not result in the elimination of a stock from the Portfolio. However, an investment may be removed from the Portfolio if, in the judgment of the Portfolio Adviser, the merit of the investment has been substantially impaired by extraordinary events or financial conditions. Furthermore, administrative adjustments may be made in the Portfolio from time to time because of mergers, changes in the composition of the S&P 500 Index and similar reasons. In certain circumstances, the Portfolio Adviser may exercise discretion in determining whether to exercise warrants or rights issued in respect to portfolio securities or whether to tender portfolio securities pursuant to a tender or exchange offer.

  THE PORTFOLIO IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S CORPORATION ("S&P"). S&P MAKES NO REPRESENTATION OR WARRANTY, IMPLIED OR EXPRESS, REGARDING THE ADVISABILITY OF INVESTING IN INDEX FUNDS OR THE PORTFOLIO OR THE ABILITY OF THE S&P 500 INDEX TO TRACK GENERAL STOCK MARKET PERFORMANCE.

  SEI Investments Fund Management (the "Manager"), provides SEI Index Funds with overall management services, regulatory reporting, all necessary office space, equipment, personnel and facilities, and acts as dividend disbursing agent and shareholder servicing agent. The Manager also serves as the transfer agent of SEI Index Funds. For its management services, the Manager is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of
 .22% of the average daily net assets of the Portfolio. The Manager may from time to time waive all or a portion of its fee in order to limit the operating expenses of the Portfolio. Any such waiver is voluntary and may be terminated at any time in its sole discretion. For the fiscal year ended March 31, 1998, the Portfolio paid management fees, after fee waivers, of .18% of its average daily net assets.

  The Portfolio Adviser serves as investment adviser to the Portfolio. Under the terms of an Advisory Agreement, the Portfolio Adviser provides certain record keeping and management services in connection with the Portfolio, including monitoring the indexing systems and determining which securities to purchase and sell in order to keep the Portfolio in balance with the S&P 500 Index. The Portfolio Adviser is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .03% of the average daily net assets of the Portfolio. For the fiscal year ended March 31, 1998, the Portfolio paid to the Portfolio Adviser an advisory fee of .03% of the Portfolio's average daily net assets.

  SEI Investments Distribution Co. (the "Portfolio Distributor"), a wholly-owned subsidiary of SEI Investments Company, serves as the Portfolio's distributor pursuant to a distribution agreement (the "Distribution Agreement") with SEI Index Funds. The Portfolio has also adopted a shareholder servicing plan for the Portfolio's Class E shares (the "Portfolio Servicing Plan") under which the Portfolio may pay the Portfolio Distributor a fee at a negotiated rate of up to .25% annually of average daily net assets attributable to the Portfolio's Class E shares. Under the Portfolio Servicing Plan, the Portfolio Distributor may perform, or may compensate other service providers for performing, specified shareholder and administration services. Under the Portfolio Servicing Plan, the Portfolio Distributor may retain as a profit any difference between the fee it receives and the amount it pays to third parties. SEI Index Funds may execute brokerage and other agency transactions through the Portfolio Distributor for which the Portfolio Distributor may receive compensation.

  The following table sets forth certain information taken from the Portfolio's 1998 Prospectus concerning the Portfolio's annual operating expenses for its Class E shares expressed as a percentage of average net assets.

       EXPENSES (1)                                                        AMOUNT
       ------------                                                        ------
   Management/Advisory Fees (After Fee Waiver) (2).................          .21%
   12b-1 Fees......................................................         None
   Total Other Expenses............................................          .04%
    Shareholder Servicing Expenses (After Fee Waiver)(3)........... 0.00 %
                                                                            ----
   Total Operating Expenses (After Fee Waivers) (4)................          .25%
                                                                            ====

--------
(1) These expenses are not paid by the Company but are charged against the assets of the Portfolio.

(2) The Manager has waived, on a voluntary basis, a portion of its fee, and the management/advisory fees shown reflect this voluntary waiver. The Manager reserves the right to terminate its waiver at any time in its sole discretion. Absent such fee waiver, management/advisory fees would be .25%.

(3) Reflects the current level of Shareholder Servicing Fees. Absent waivers, Shareholder Servicing Fees would be .25%. See "Distribution and Shareholder Servicing" in the Portfolio's 1998 Prospectus.

(4) Absent fee waivers, total operating expenses for the Portfolio would be .54%. Additional information may be found under "The Adviser" and "The Manager" in the Portfolio's 1998 Prospectus.

EXAMPLE:

                                               1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                               ------ ------- ------- --------
An investor in the Portfolio would pay the
 following expenses on a $1,000 investment
 assuming (1) 5% annual return and
 (2) redemption at the end of each time
 period.......................................  $ 3     $ 8     $14     $32

  THE EXAMPLE, WHICH IS TAKEN FROM THE PORTFOLIO'S 1998 PROSPECTUS, SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the expense table and example is to assist the investor in understanding the various costs and expenses that may be directly or indirectly borne by investors in the Class E shares of the Portfolio. Additional information may be found under the headings "The Manager," "The Adviser" and "Distribution and Shareholder Servicing" in the Portfolio's 1998 Prospectus.

  The following table sets forth financial highlights taken from the Portfolio's 1998 Prospectus. This table should be read in conjunction with the Portfolio's financial statements and notes thereto included in the Portfolio's 1998 Annual Report to Shareholders which is available upon request and without charge by contacting Kathryn Turner, Corporate Director--Human Resources, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410). Past performance is no indication of future performance.

FOR A CLASS E SHARE OUTSTANDING THROUGHOUT THE PERIOD

                                          YEAR ENDED MARCH 31,
                             --------------------------------------------------
                                1998       1997      1996      1995      1994
                             ----------  --------  --------  --------  --------
Net Asset Value, Beginning
 of Period.................  $    24.10  $  20.88  $  16.40  $  15.07  $  15.80
Net Investment Income......        0.45      0.46      0.44      0.42      0.43
Net Realized and Unrealized
 Gain (Loss) on
 Investments...............       10.88      3.54      4.72      1.79     (0.22)
Dividends from Net
 Investment Income.........       (0.45)    (0.45)    (0.37)    (0.42)    (0.42)
Distributions from Capital
 Gains.....................       (0.21)    (0.33)    (0.31)    (0.46)    (0.52)
                             ----------  --------  --------  --------  --------
Net Asset Value, End of
 Period....................  $    34.77  $  24.10  $  20.88  $  16.40  $  15.07
                             ==========  ========  ========  ========  ========
Total Return...............       47.62%    19.46%    31.88%    15.26%     1.19%
                             ==========  ========  ========  ========  ========
Net Assets, End of Period
 (000).....................  $1,300,924  $835,889  $630,566  $458,012  $424,647
                             ==========  ========  ========  ========  ========
Ratio of Expenses to
 Average Net Assets........        0.25%     0.25%     0.25%     0.25%     0.25%
Ratio of Expenses to
 Average Net Assets
 (Excluding Fee Waivers)...        0.54%     0.54%     0.35%     0.35%     0.33%
Net Investment Income to
 Average Net Assets........        1.55%     2.03%     2.31%     2.69%     2.57%
Ratio of Net Investment
 Income to Average Net
 Assets (Excluding Fee
 Waivers)..................        1.26%     1.74%     2.21%     2.59%     2.49%
Portfolio Turnover Rate....        4.00%     2.00%     3.00%     4.00%    23.00%
Average Commission Rate
 (1).......................  $    .0169  $  .0197       n/a       n/a       n/a

--------
(1) Average commission rate paid per share for security purchases and sales during the period. Presentation of the rate is only required for fiscal years beginning after September 1, 1995.

  Participants investing in this fund will not have any voting rights with respect to the interest in the Portfolio held in this fund. The voting rights with respect to such interest are vested in the Plan's trustee.

                      IV. U.S. GOVERNMENT SECURITIES FUND

  This fund (referred to in the Plan as "Fund D") is invested by the Plan's trustee in institutional shares of Federated U.S. Government Securities Fund:
2-5 Years (the "U.S. Fund"), an open-end management investment company (a mutual fund) investing in U.S. Government securities with remaining maturities of five years or less.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE U.S. FUND IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE U.S. FUND'S PROSPECTUS DATED MARCH 31, 1998 (THE "U.S. FUND 1998 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE U.S. FUND 1998 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS RELATING TO THE INSTITUTIONAL SHARES OF THE U.S. FUND WHICH HAS BEEN PROVIDED TO CIRCUS WILL BE PROVIDED TO A PARTICIPANT BY CIRCUS UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The investment objective of the U.S. Fund is current income. According to the U.S. Fund 1998 Prospectus, the U.S. Fund pursues this investment objective by investing in U.S. government securities with remaining maturities of five years or less. According to the U.S. Fund 1998 Prospectus, as a matter of operating policy, which may be changed without approval of the U.S. Fund's shareholders, the dollar-weighted average maturity of the U.S. Fund's portfolio will not be less than two years nor more than five years. While there is no assurance that the U.S. Fund will achieve its investment objective, it endeavors to do so by following the investment policies described in the U.S. Fund 1998 Prospectus. THE U.S. FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF ANY BANK, ARE NOT ENDORSED OR GUARANTEED BY ANY BANK, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER GOVERNMENT AGENCY. Investment in U.S. Fund shares involves investment risks including the possible loss of principal. U.S. Fund shares are sold at net asset value.

  The following table sets forth selected per share data and ratios for the shares of the U.S. Fund which appears in the U.S. Fund 1998 Prospectus. This information (which is presented for an institutional share outstanding throughout each period) should be read in conjunction with the financial statements of the U.S. Fund included in the U.S. Fund's annual report for the fiscal year ended January 31, 1998 which is available upon request and without charge by contacting Kathryn Turner, Corporate Director--Human Resources, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410). Past performance is no indication of future performance.

                                         YEAR ENDED JANUARY 31,
                              -------------------------------------------------
                                1998      1997      1996      1995       1994
                              --------  --------  --------  --------   --------
NET ASSET VALUE, BEGINNING
 OF PERIOD..................  $  10.48  $  10.74  $  10.11  $  10.78   $  10.61
Income from investment
 operations
 Net investment income......      0.59      0.57      0.64      0.54       0.46
 Net realized and unrealized
  gain (loss) on
  investments...............      0.25     (0.26)     0.63     (0.67)      0.17
                              --------  --------  --------  --------   --------
 Total from investment
  operations................      0.84      0.31      1.27     (0.13)      0.63
                              --------  --------  --------  --------   --------
Less distributions
 Distributions from net
  investment income.........     (0.59)    (0.57)    (0.64)    (0.54)     (0.46)
                              --------  --------  --------  --------   --------
NET ASSET VALUE, END OF
 PERIOD.....................  $  10.73  $  10.48  $  10.74  $  10.11   $  10.78
                              ========  ========  ========  ========   ========
Total return(a).............      8.24%     3.01%    12.86%    (1.18)%     6.07%
Ratios to average net assets
 Expenses...................      0.54%     0.54%     0.54%     0.54%      0.52%
 Net investment income......      5.58%     5.42%     6.07%     5.16%      4.30%
 Expense
  waiver/reimbursement(b)...      0.25%     0.26%     0.25%     0.02%        --
Supplemental data
 Net assets, end of period
  (000 omitted).............  $696,613  $782,056  $871,966  $731,280   $951,528
 Portfolio turnover.........        71%       99%      117%      163%       131%

--------
(a) Based on net asset value, which does not reflect the sales charges or contingent deferred sales charge, if applicable.
(b) This voluntary expense decrease is reflected in both the expense and net investment income ratios shown above.

  The following table sets forth for the U.S. Fund's institutional shares certain information from the U.S. Fund 1998 Prospectus concerning applicable shareholder transaction expenses and annual operating expenses of the U.S. Fund. Such expenses are not paid by Circus but are charged against the assets of the U.S. Fund.

                                                                          CHARGE
   SHAREHOLDER TRANSACTION EXPENSES:                                      ------
    Maximum Sales Charge Imposed on Purchases
     (as a percentage of offering price).............................      None
    Maximum Sales Charge Imposed on Reinvested
     Dividends (as a percentage of offering price)...................      None
    Contingent Deferred Sales Charge (as a percentage of
     original purchase price or redemption
     proceeds, as applicable)........................................      None
    Redemption Fee (as a percentage of amount
     redeemed, if applicable)........................................      None
    Exchange Fee.....................................................      None

   ANNUAL OPERATING EXPENSES (AS A PERCENTAGE OF AVERAGE NET AS-
    SETS):
    Management Fee...............................................       0.40%
    12b-1 Fee....................................................       None
    Total Other Expenses.........................................       0.14%
     Shareholder Services Fee (after waiver)(1).................. 0.00%
                                                                        ----
   Total Operating Expenses(2)...................................       0.54%
                                                                        ====

--------
(1) The shareholder services fee has been reduced to reflect the voluntary waiver of the shareholder services fee. The shareholder service provider can terminate this voluntary waiver at any time at its sole discretion. The maximum shareholder services fee is 0.25%.
(2) The total operating expenses would have been 0.79% absent the voluntary waiver of the shareholder services fee.

  THE PURPOSE OF THE FOREGOING TABLE, WHICH IS TAKEN FROM THE U.S. FUND 1998 PROSPECTUS, IS TO ASSIST AN INVESTOR IN UNDERSTANDING THE VARIOUS COSTS AND EXPENSES THAT A SHAREHOLDER OF THE INSTITUTIONAL SHARES OF THE U.S. FUND WILL BEAR, EITHER DIRECTLY OR INDIRECTLY. FOR MORE COMPLETE DESCRIPTIONS OF THE VARIOUS COSTS AND EXPENSES, SEE THE INFORMATION APPEARING UNDER THE HEADINGS "TRUST INFORMATION" AND "INVESTING IN INSTITUTIONAL SHARES" IN THE U.S. FUND 1998 PROSPECTUS.

EXAMPLE:

                                                 1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                 ------ ------- ------- --------
This fund would pay the following expenses on a
 $1,000 investment, assuming (1) 5% annual
 return and (2) redemption at the end of each
 time period...................................    $6     $17     $30     $68

  THE ABOVE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

  Investment decisions for the U.S. Fund are made by Federated Management, the U.S. Fund's investment adviser, subject to direction by the U.S. Fund's Board of Trustees. Federated Management, a subsidiary of Federated Investors, continually conducts investment research and supervision for the U.S. Fund and is responsible for the purchase and sale of portfolio instruments, for which it receives an annual fee from the U.S. Fund. Federated Management receives an annual investment advisory fee equal to 0.40% of the U.S. Fund's average daily net assets. For additional information concerning the U.S. Fund's investment adviser, reference is made to the U.S. Fund 1998 Prospectus.

  Federated Services Company, a subsidiary of Federated Investors, provides administrative personnel and services (including certain legal and financial reporting services) necessary to operate the U.S. Fund. Federated Services Company provides these at an annual rate, which relates to the average aggregate daily net assets of all funds advised by subsidiaries of Federated Investors ("Federated Funds"), as specified below:

                                  AVERAGE AGGREGATE DAILY
            MAXIMUM             NET ASSETS OF THE FEDERATED
       ADMINISTRATIVE FEE                  FUNDS
       ------------------   -----------------------------------
             0.150%              on the first $250 million
             0.125%              on the next $250 million
             0.100%              on the next $250 million
             0.075%         on assets in excess of $750 million

The administrative fee received during any fiscal year shall be at least $125,000 per portfolio and $30,000 per each additional class of shares. Federated Services Company may choose voluntarily to waive a portion of its fee.

   The U.S. Fund has entered into a Shareholder Services Agreement with Federated Shareholder Services, a subsidiary of Federated Investors, under which the U.S. Fund may make payments up to 0.25% of the average daily net asset value of the institutional shares, computed at an annual rate, to obtain certain personal services for shareholders and to maintain shareholder accounts. From time to time and for such periods as deemed appropriate, the amount stated above may be reduced voluntarily. Under the Shareholder Services Agreement, Federated Shareholder Services will either perform shareholder services directly or will select financial institutions to perform shareholder services. Financial institutions will receive fees based upon shares owned by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid will be determined from time to time by the U.S. Fund and Federated Shareholder Services.

  Participants investing in this fund will not have any voting rights with respect to the interest in the U.S. Fund held in this fund. The voting rights with respect to such interest are vested in the Plan's trustee.

                                V. CAPITAL FUND

  This fund (referred to in the Plan as "Fund E") is invested by the Plan's trustee in Class A shares of Merrill Lynch Capital Fund, Inc. (the "Capital Fund").

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE CAPITAL FUND IS A SUMMARY OF INFORMATION CONTAINED IN THE CAPITAL FUND'S PROSPECTUS DATED JULY 2, 1998, AS SUPPLEMENTED BY A SUPPLEMENT DATED AUGUST 10, 1998 (THE "CAPITAL FUND 1998 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CAPITAL FUND 1998 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE CAPITAL FUND WHICH HAS BEEN PROVIDED TO CIRCUS WILL BE PROVIDED TO A PARTICIPANT BY CIRCUS UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Capital Fund seeks to achieve the highest total investment return consistent with prudent risk through a fully managed investment policy utilizing equity, debt (including money market) and convertible securities. This approach permits management of the Capital Fund to vary investment policy based on its evaluation of changes in economic and market trends. Total investment return is the aggregate of income and capital value changes. Consistent with this policy, the Capital Fund's portfolio may, at any given time, be invested substantially in equity securities, corporate bonds or money market securities. It is the expectation of the Capital Fund's management that, over longer periods, a major portion of the Capital Fund's portfolio will consist of equity securities of larger market capitalization, quality companies. Since January 1, 1974, the portion of the Capital Fund's portfolio invested in equity securities has ranged from approximately 43% to 98% with the balance being invested in corporate bonds, money market securities, government bonds and mortgage-backed securities. On March 31, 1998, approximately 55% of the Capital Fund's portfolio was invested in equity securities. There can be no assurance that the Capital Fund's investment objective will be achieved.

  The following table sets forth selected per share data for the Class A shares of the Capital Fund taken from the Capital Fund 1998 Prospectus. This information should be read in conjunction with the financial statements of the Capital Fund included in the Statement of Additional Information referred to on the cover page of the Capital Fund 1998 Prospectus. Past performance is no indication of future performance.

                                       FOR THE YEAR ENDED MARCH 31,
                          ----------------------------------------------------------
                           1998 (1)    1997 (1)      1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------
INCREASE (DECREASE) IN
 NET ASSET VALUE:
PER SHARE OPERATING PER-
 FORMANCE:
Net asset value, begin-
 ning of year...........  $    31.39  $    30.90  $    27.74  $    27.46  $    27.89
                          ----------  ----------  ----------  ----------  ----------
  Investment income--
 net....................        1.11        1.25        1.21        1.01         .97
  Realized and
    unrealized gain on
    investments and
    foreign currency
    transactions--net...        8.14        2.43        5.41        1.77         .50
                          ----------  ----------  ----------  ----------  ----------
Total from investment
 operations.............        9.25        3.68        6.62        2.78        1.47
                          ----------  ----------  ----------  ----------  ----------
Less dividends and dis-
 tributions:
  Investment income--
 net....................       (1.11)      (1.25)      (1.16)       (.94)       (.95)
  Realized gain on in-
 vestments--net.........       (1.97)      (1.94)      (2.30)      (1.56)       (.95)
                          ----------  ----------  ----------  ----------  ----------
Total dividends and dis-
 tributions.............       (3.08)      (3.19)      (3.46)      (2.50)      (1.90)
                          ----------  ----------  ----------  ----------  ----------
Net asset value, end of
 year...................  $    37.56  $    31.39  $    30.90  $    27.74  $    27.46
                          ==========  ==========  ==========  ==========  ==========
TOTAL INVESTMENT RETURN
 (2):
Based on net asset value
 per share..............       30.71%      12.62%      24.50%      10.95%       5.39%
                          ==========  ==========  ==========  ==========  ==========
RATIOS TO AVERAGE NET
 ASSETS:
Expenses................         .55%        .55%        .56%        .57%        .53%
                          ==========  ==========  ==========  ==========  ==========
Investment income--net..        3.21%       3.99%       4.09%       3.81%       3.52%
                          ==========  ==========  ==========  ==========  ==========
SUPPLEMENTAL DATA:
Net assets, end of year
 (in thousands).........  $4,155,677  $3,291,219  $3,225,758  $2,507,767  $2,237,492
                          ==========  ==========  ==========  ==========  ==========
Portfolio turnover......          38%         47%         84%         89%         86%
                          ==========  ==========  ==========  ==========  ==========
Average commission rate
 paid (3)...............       .0478  $    .0432  $    .0382         --          --
                          ==========  ==========  ==========  ==========  ==========

--------
(1) Based on average shares outstanding.
(2) Total investment returns exclude the effect of sales loads.
(3) For fiscal years beginning on or after September 1, 1995, the Capital Fund is required to disclose its average commission rate per share for purchases and sales of equity securities. The "Average commission rate paid" includes commissions paid in foreign currencies, which have been converted into U.S. dollars using the prevailing exchange rate on the date of the transaction. Such conversions may significantly affect the rate shown.

  The Capital Fund offers four classes of shares, including the Class A Shares. The shares of each class may be purchased at a price equal to the next determined net asset value per share, plus, in the case of Class A shares (the Class invested in by this Fund), a sales charge imposed at the time of purchase (the "Class A shares"). Each Class A share and each share of the Capital Fund's other classes of shares represents an identical interest in the investment portfolio of the Capital Fund and has the same rights, except that Class B, Class C and Class D shares bear the expenses of the ongoing account maintenance fees and Class B and Class C shares bear the expenses of the ongoing distribution fees and the additional incremental transfer agency costs resulting from a deferred sales charge arrangement. The contingent deferred sales charges, distribution and account maintenance fees that are imposed on Class B and Class C shares, as well as the account maintenance fees that are imposed on the Class D shares, are imposed directly against those classes and not against all assets of the Capital Fund and, accordingly, such charges do not affect the net asset value of the Class A shares. ALL OF THIS FUND'S INVESTMENT IN THE CAPITAL FUND WILL BE EXCLUSIVELY IN CLASS A SHARES. The aforementioned sales charge generally applicable to the purchase of Class A shares has been waived for purchases by this fund so that the purchase price paid for each Class A share acquired by this fund is the Capital Fund's per share net asset value at the time of the purchase. However, purchases of $1,000,000 or more of Class A shares that are not subject to an initial sales charge may instead be subject to a contingent deferred sales charge of 0.75% of amounts redeemed within the first year after purchase.

  Participants investing in this fund will not have any voting right with respect to the interest in the Capital Fund held by this fund. The voting rights with respect to such interest are vested in the Plan's trustee.

  The following table sets forth certain information from the Capital Fund 1998 Prospectus concerning the sales arrangements and other nonrecurring and recurring expenses of the Capital Fund applicable to Class A shares. Such expenses are not paid by Circus but are charged against the assets of the Capital Fund.

                                                                       CHARGE
                                                                       ------
   SHAREHOLDER TRANSACTION EXPENSES:
    Sales Charge Imposed on Purchases (as a percentage of offering
     price)..........................................................   None(1)
    Sales Charge Imposed on Dividend Reinvestments...................   None
    Deferred Sales Charge (as a percentage of original purchase price
     or redemption proceeds, whichever is lower).....................   None(2)
    Exchange Fee.....................................................   None
   ANNUAL FUND OPERATING EXPENSES (AS A PERCENTAGE OF AVERAGE NET AS-
    SETS):
    Investment Advisory Fees.........................................   0.40%
    12b-1 Fees:
     Account Maintenance Fee.........................................   None
     Distribution Fees...............................................   None
    Other Expenses:
     Shareholder Servicing Costs.....................................   0.13%
     Other...........................................................   0.02%
                                                                        ----
       Total Other Expenses..........................................   0.15%
                                                                        ----
   TOTAL FUND OPERATING EXPENSES.....................................   0.55%
                                                                        ====

--------
(1) This charge (at a maximum rate of 5.25% based on a percentage of offering price) has been waived for purchases by this fund.

(2) Class A shares are not subject to a contingent deferred sales charge, except that certain purchases of $1,000,000 or more that are not subject to an initial sales charge may instead be subject to a contingent deferred sales charge of 0.75% of amounts redeemed within the first year after purchase.

EXAMPLE:

                                                  CUMULATIVE EXPENSES PAID FOR
                                                          THE PERIOD OF
                                                 -------------------------------
                                                 1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                 ------ ------- ------- --------
This fund would pay the following expenses on a
 $1,000 investment in the Capital Fund based on
 the aforementioned waiver of any initial sales
 charge for Class A shares acquired by this
 fund and assuming (1) a total operating
 expense ratio of 55% for Class A shares, (2) a
 5% annual return throughout the periods and
 (3) redemption at the end of the period.......  $5.50  $16.50  $29.50   $65.50
This fund would pay the following expenses on
 the same $1,000 investment assuming no
 redemption at the end of the period...........  $5.50  $16.50  $29.50   $65.50

  THE FOREGOING FEE TABLE (WHICH IS BASED ON A FEE TABLE IN THE CAPITAL FUND 1998 PROSPECTUS, AS ADJUSTED TO ELIMINATE THE MAXIMUM $52.50 INITIAL SALES CHARGE WAIVED WITH RESPECT TO THIS FUND'S PURCHASE OF CLASS A SHARES) IS INTENDED TO ASSIST INVESTORS IN UNDERSTANDING THE COSTS AND EXPENSES THAT A SHAREHOLDER IN THE CAPITAL FUND WILL BEAR DIRECTLY OR INDIRECTLY. THE EXAMPLE SET FORTH ABOVE ASSUMES REINVESTMENT OF ALL DIVIDENDS AND DISTRIBUTIONS AND UTILIZES A 5% ANNUAL RATE OF RETURN AS MANDATED BY SECURITIES AND EXCHANGE COMMISSION REGULATIONS. THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN, AND ACTUAL EXPENSES OR ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR PURPOSES OF THE EXAMPLE.

  Merrill Lynch Asset Management, L.P. (the "Investment Adviser"), which is owned and controlled by Merrill Lynch & Co., Inc., a financial services holding company and the parent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as the investment adviser for the Capital Fund and provides the Capital Fund with management and investment advisory services. Achieving the Capital Fund's investment objective depends on informed decisions to buy, sell or hold particular securities. Subject to the direction of the Capital Fund's Board of Directors, the Investment Adviser has created a comprehensive management system that sets objectives and establishes a framework for the selection of particular securities and the distribution of assets. The system appraises economic and other forces affecting securities markets and industries, and assesses short- and long-term prospects. The Investment Adviser regularly reviews the research and analysis of other brokerage firms with which the Capital Fund does business.

  The Capital Fund pays the Investment Adviser a monthly fee based on the average daily value of the Capital Fund's net assets at the annual rates of:
0.50% of that portion of average daily net assets not exceeding $250 million; 0.45% of that portion of average daily net assets exceeding $250 million but not exceeding $300 million; 0.425% of that portion of average daily net assets exceeding $300 million but not exceeding $400 million; and 0.40% of that portion of average daily net assets exceeding $400 million. For the fiscal year ended March 31, 1998, the Investment Adviser earned a fee of $41,894,654 (based upon average net assets of approximately $10.4 billion) and the effective fee rate was 0.40%.

  The Investment Adviser is responsible for placing the Capital Fund's brokerage business and for negotiating prices, commissions and the charges for other services. The Investment Adviser is not restricted in its choice of brokers or dealers. According to the Capital Fund 1998 Prospectus, the Investment Adviser seeks the most favorable rates and services from any number of brokers and dealers, including Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  The Capital Fund pays certain expenses incurred in the operation of the Capital Fund including, among others, taxes, expenses for legal and auditing services, costs of printing proxies and stock certificates, charges of the custodian and transfer agent, expenses of redemption, brokerage costs, Securities and Exchange Commission fees, all expenses of shareholders' and Directors' meetings and certain of the expenses of printing prospectuses, statements of additional information and reports to shareholders. For the fiscal year ended March 31, 1998, the ratio of total expenses to average net assets for the Class A shares was 0.55%.

  Merrill Lynch Financial Data Services, Inc. ("FDS"), which is a subsidiary of Merrill Lynch & Co., Inc., acts as the Capital Fund's transfer agent pursuant to a Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement (the "Transfer Agency Agreement"). Pursuant to the Transfer Agency Agreement, FDS is responsible for the issuance, transfer and redemption of shares and the opening and maintenance of shareholder accounts. Pursuant to the Transfer Agency Agreement, the Capital Fund pays FDS a fee of up to $11.00 per Class A or Class D account and up to $14.00 per Class B or Class C account and FDS is entitled to reimbursement from the Capital Fund for certain transaction charges and out-of-pocket expenses incurred by it under the Transfer Agency Agreement. Additionally, the Capital Fund pays a closed account fee to FDS. For the fiscal year ended March 31, 1998, the Capital Fund paid FDS $14,747,964.

                      VI. SMALL CAPITALIZATION INDEX FUND

  This fund (referred to in the Plan as "Fund F") is invested by the Plan's trustee in the Investor Shares of the Small Capitalization Stock Portfolio (the "Small Cap Fund"), one of the diversified mutual fund portfolios of Vanguard Index Trust ("Vanguard Index Trust"), an open-end investment company.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE SMALL CAP FUND IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE CURRENT PROSPECTUS OF VANGUARD INDEX TRUST, DATED APRIL 20, 1998, AS SUPPLEMENTED BY A PROSPECTUS SUPPLEMENT DATED JUNE 23, 1998, RELATING TO THE INVESTOR SHARES OF THE SMALL CAP FUND AND EIGHT UNRELATED INDEX FUNDS (THE "SMALL CAP FUND 1998 PROSPECTUS"). SUCH SUMMARY IS

QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SMALL CAP FUND 1998 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE VANGUARD INDEX TRUST FOR THE INVESTOR SHARES OF THE SMALL CAP FUND WHICH HAS BEEN PROVIDED TO CIRCUS WILL BE PROVIDED TO A PARTICIPANT BY CIRCUS UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT, A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Small Cap Fund seeks to match the performance of the Russell 2000 Index (the "Russell 2000 Index"), which is made up of stocks of small, generally unseasoned U.S. companies. However, there can be no assurance that the Small Cap Fund will achieve its investment objective. An index fund such as the Small Cap Fund has operating expenses while a market index such as the Russell 2000 Index does not. Therefore, the Small Cap Fund--while expected to track the Russell 2000 Index as closely as possible--will not be able to match the performance of such index exactly.

  The Small Cap Fund employs a "passively" managed investment--or index-- approach to create a mix of securities that will match the performance of the Russell 2000 Index. Using a sophisticated computer program, the Small Cap Fund selects stocks that will recreate the Russell 2000 Index in terms of industry, size, and other characteristics (such as projected earnings, financial strength and debt). As of December 31, 1997, the Small Cap Fund held approximately 1,700 of approximately 1,900 stocks in the Russell 2000 Index and, as of such date, the top ten holdings for the Small Cap Fund represented approximately 2% of its total net assets.

  Historically, the small-cap stocks of the Russell 2000 Index (the target index for the Small Cap Fund) have been more volatile than--and at times have performed quite differently from--the large-cap stocks of the S&P 500 Index. This is due to several factors, including less-certain growth and dividend prospects for smaller companies.

  Although the Small Cap Fund seeks to invest for the long term, it retains the right to sell securities regardless of how long they have been held. Generally, a passively managed fund such as the Small Cap Fund sells securities only to respond to redemption requests or to adjust the number of shares held to reflect a change in the portfolio's target index. The turnover rate for the Small Cap Fund averages 29% over the past five years. (A turnover rate of 100% would occur, for example, if a portfolio sold and replaced securities valued at 100% of its total net assets within a one-year period.)

  The Small Cap Fund has adopted limits on some of its investment policies. Specifically, the Small Cap Fund will not: (i) invest more than 25% of its assets in any one industry; (ii) borrow money, except for temporary or emergency purposes in an amount exceeding 15% of its assets, and (iii) with respect to 75% of its assets, will not (A) invest more than 5% in the outstanding securities of any one company; or (B) buy more than 10% of the outstanding voting securities of any company. Whenever the Small Cap Fund's outstanding borrowing is more than 5% of its assets, it will stop making investments. These limitations are fundamental and may be changed only by approval of a majority of the Small Cap Fund's shareholders.

  THE SMALL CAP FUND IS NOT SPONSORED, SOLD, PROMOTED, OR ENDORSED BY THE FRANK RUSSELL COMPANY.

  The following table sets forth selected per share data and ratios for the Investor Shares of the Small Cap Fund. Results prior to January 31, 1994 are for the former Vanguard Small Capitalization Stock Fund. This information, which has been taken from the Small Cap Fund 1998 Prospectus, should be read in conjunction with the financial statements and notes thereto incorporated by reference in the Small Cap Fund 1998 Prospectus. Past performance is no indication of future performance.

                                   YEAR ENDED DECEMBER
                                           31,
                                  -----------------------
                                                                       OCT. 1,
                                                           FEB. 1 TO   1993 TO
                                                           DEC. 31,    JAN. 31,
                                   1997     1996    1995     1994        1994
                                  -------  ------  ------  ---------   --------
Net Asset Value, Beginning of
 Period.........................  $ 20.23  $18.61  $14.99   $16.24      $16.23
                                  -------  ------  ------   ------      ------
Investment Operations
  Net Investment Income.........     .277     .26     .24      .20         .05
  Net Realized and Unrealized
   Gain (Loss) on Investments...    4.632    3.07    4.06     (.86)        .96
                                  -------  ------  ------   ------      ------
    Total from Investment
     Operations.................    4.909    3.33    4.30     (.66)       1.01
                                  -------  ------  ------   ------      ------
Distributions
  Dividends from Net Investment
   Income.......................    (.274)   (.27)   (.23)    (.22)       (.18)
  Distributions from Realized
   Capital Gains................   (1.115)  (1.44)   (.45)    (.37)       (.82)
                                  -------  ------  ------   ------      ------
    Total Distributions.........   (1.389)  (1.71)   (.68)    (.59)      (1.00)
                                  -------  ------  ------   ------      ------
Net Asset Value, End of Period..  $ 23.75  $20.23  $18.61   $14.99      $16.24
                                  =======  ======  ======   ======      ======
Total Return*...................    24.59%  18.12%  28.74%   (4.00)%      6.65%
                                  =======  ======  ======   ======      ======
Ratios/Supplemental Data
Net Assets, End of Period (Mil-
 lions).........................  $ 2,652  $1,713  $  971   $  605      $  533
Ratio of Expenses to Average Net
 Assets.........................     0.23%   0.25%   0.25%    0.17%**     0.18%**
Ratio of Net Investment Income
 to Average Net Assets..........     1.38%   1.51%   1.58%    1.50%**     1.16%**
Small Cap Fund Turnover Rate....       29%     28%     28%      25%          5%
Average Commission Rate Paid....  $ .0226  $.0245     N/A      N/A         N/A

--------
 * Total return figures do not reflect transaction fees (0.5% in 1997 and 1.0% in 1994 through 1996) or the annual account maintenance fee discussed below.
**  Annualized.

  Vanguard Index Trust, an open-end investment company, is a member of The Vanguard Group ("Vanguard Group"), a family of more than 30 investment companies with more than 95 distinct investment portfolios and total net assets of more than $360 billion. All of the Vanguard Group's funds, including the Small Cap Fund, share in the expenses associated with business operations, such as personnel, office space, equipment and advertising.

  Vanguard Group also provides marketing services to the funds. Although shareholders do not pay sales commissions or 12b-1 marketing fees, each fund, including the Small Cap Fund, pays its allocated share of the Vanguard Group's costs.

  Vanguard Core Management Group ("Vanguard Management") provides advisory services on an at-cost basis to the Vanguard Group's funds. For the year ended December 31, 1997, the advisory and administrative fees represented an effective annual rate of 0.02% of the average net assets of Vanguard Index Trust.

  The Vanguard Group is authorized to choose brokers or dealers to handle the purchase and sale of the Small Cap Fund's securities, and is directed to get the best available price and most favorable execution from these brokers with respect to all transactions. However, Vanguard Management will not pay higher commissions specifically for the purpose of obtaining research services. The Small Cap Fund may direct Vanguard Management to use a particular broker for certain transactions in exchange for commission rebates or research services provided to it.

  The following table sets forth information from the Small Cap Fund 1998 Prospectus. The expenses are for the fiscal year ended December 31, 1997.

   SHAREHOLDER TRANSACTION EXPENSES AND FEES
     Sales Load Imposed on Purchases.....................   None
     Transaction Fee on Purchases........................   0.50%(1)
     Sales Load Imposed on Reinvested Dividends..........   None
     Redemption Fees.....................................   None
     Exchange Fees.......................................   None

   ANNUAL FUND OPERATING EXPENSES
     Management and Administrative Expenses..............   0.20%
     Investment Advisory Expenses........................   None
     12b-1 Marketing Fees................................   None
     Other Expenses
          Marketing and Distribution Expenses............   0.02%
          Miscellaneous Expenses.........................   0.01%
     Total Other Expenses................................   0.03%
                                                            ----
     Total Operating Expenses............................   0.23%
                                                            ====

--------
(1) The transaction fee is deducted from all purchases (including exchanges from other Vanguard funds) but not from reinvested dividends and capital gains.

EXAMPLE:

  The following example illustrates the hypothetical expenses that an investor in the Small Cap Fund would incur on a $1,000 investment over various periods, assuming (1) a return of 5% a year and (2) redemption at the end of each period. The example does not include the $10 annual fee payable on accounts of less than $10,000.

           1 YEAR              3 YEARS                       5 YEARS                       10 YEARS
           ------              -------                       -------                       --------
            $7                   $12                           $18                           $34

  THIS EXAMPLE, WHICH IS TAKEN FROM THE SMALL CAP FUND 1998 PROSPECTUS, SHOULD NOT BE CONSIDERED TO REPRESENT ACTUAL EXPENSES OR PERFORMANCE FROM THE PAST OR FUTURE, WHICH MAY BE HIGHER OR LOWER THAN THOSE SHOWN.

  Participants investing in this fund will not have any voting right with respect to the interest in the Small Cap Fund held by this fund. The voting rights with respect to such interest are vested in the Plan's trustee.

                        VII. INTERNATIONAL GROWTH FUND

  This fund (referred to in the Plan as "Fund G") is invested by the Plan's trustee in International Shares of the Scudder International Fund (the "Scudder Fund"), a series of Scudder International Fund, Inc., an open-end management investment company ("SIFI"). Shares of the Scudder Fund outstanding as of April 3, 1998 were redesignated as International Shares of the Scudder Fund in connection with the creation of a second class of shares of the Scudder Fund. All of the shares of the Scudder Fund acquired by this fund are International Shares.

  THE INFORMATION INCLUDED IN THIS PROSPECTUS CONCERNING THE SCUDDER FUND IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED IN THE SCUDDER FUND'S PROSPECTUS DATED AUGUST 1, 1998, AS SUPPLEMENTED BY A PROSPECTUS SUPPLEMENT DATED SEPTEMBER 1, 1998 (THE "SCUDDER FUND 1998 PROSPECTUS"). SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SCUDDER FUND 1998 PROSPECTUS. ANY PARTICIPANT WHO IS CONTEMPLATING AN INVESTMENT IN THIS FUND IS ADVISED TO OBTAIN A COPY OF SUCH PROSPECTUS, READ IT AND RETAIN THE COPY FOR FUTURE REFERENCE. A COPY OF THE MOST RECENT PROSPECTUS OF THE SCUDDER FUND WHICH HAS BEEN PROVIDED TO CIRCUS WILL BE PROVIDED TO A PARTICIPANT BY CIRCUS UPON REQUEST, AND A COPY OF SUCH PROSPECTUS WILL BE PROVIDED TO A PARTICIPANT AS SOON AS PRACTICABLE FOLLOWING SUCH PARTICIPANT'S INITIAL INVESTMENT IN THIS FUND UNLESS, PRIOR TO SUCH INITIAL INVESTMENT A COPY HAD BEEN PROVIDED TO THE PARTICIPANT.

  The Scudder Fund seeks long-term growth of capital primarily from foreign equity securities. These securities are selected primarily to permit the Scudder Fund to participate in non-United States companies and economies with prospects for growth. The Scudder Fund invests in companies, wherever organized, which do business primarily outside the United States. The Scudder Fund intends to diversify investments among several countries and to have represented in its portfolio, in substantial proportions, business activities in not less than three different countries other than the U.S. The Scudder Fund does not intend to concentrate investments in any particular industry.

  According to the Scudder Fund 1998 Prospectus, investments in foreign securities involve special considerations due to limited information, higher brokerage costs, different accounting standards, thinner trading markets as compared to domestic markets and the likely impact of foreign taxes on the income from securities. They may also entail other risks, such as the possibility of one or more of the following: imposition of dividend or interest withholding or confiscatory taxes; currency blockages or transfer restrictions; expropriation, nationalization or other adverse political or economic developments; less government supervision and regulation of securities exchanges, brokers and listed companies; and the difficulty of enforcing obligations in other countries. Purchases of foreign securities are usually made in foreign currencies and, as a result, the Scudder Fund may incur currency conversion costs, experience conversion difficulties and uncertainties, and may be affected favorably or unfavorably by changes in the value of foreign currencies against the U.S. dollar. Further, it may be more difficult for the Scudder Fund's agents to keep currently informed about corporate actions which may affect the prices of portfolio securities. Communications between the U.S. and foreign countries may be less reliable than within the U.S., increasing the risk of delayed settlements of portfolio transactions or loss of certificates for portfolio securities. The Scudder Fund's ability and decisions to purchase and sell portfolio securities may be affected by laws or regulations relating to the convertibility and repatriation of assets.

  The following table sets forth certain information taken from the Scudder Fund 1998 Prospectus concerning the Scudder Fund's shareholder transaction expenses and its annual operating expenses expressed as a percentage of its average daily net assets for the fiscal year ended March 31, 1998.

   SHAREHOLDER TRANSACTION EXPENSES: Expenses charged directly to individual accounts in the Scudder Fund for various transactions.
     Sales commissions to purchase shares (sales load)................  NONE
     Commissions to reinvest dividends................................  NONE
     Redemption fees..................................................  NONE*
     Fees to exchange shares..........................................  NONE
   ANNUAL FUND OPERATING EXPENSES: Expenses paid by the Scudder Fund before it distributes its net investment income, expressed as a percentage of its average daily net assets for the fiscal year ended March 31, 1998.
     Investment management fee........................................ 0.81%
     12b-1 fees.......................................................  NONE
     Other expenses................................................... 0.37%
                                                                       -----
     Total Scudder Fund operating expenses............................ 1.18%
                                                                       =====

--------
* A $5 wire service fee is charged when redemption proceeds are paid by wire at the redeeming shareholder's request.

EXAMPLE

                                             1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                             ------ ------- ------- --------
Based on the level of total Scudder Fund
 operating expenses listed above, the total
 expenses relating to a $1,000 investment,
 assuming a 5% annual return and redemption
 at the end of each period, are as follows.
 Investors do not pay these expenses
 directly; they are paid by the Scudder
 Fund before it distributes its net
 investment income to shareholders.........   $12     $37     $65     $143

  ACCORDING TO THE SCUDDER FUND 1998 PROSPECTUS, THE FOREGOING EXAMPLE ASSUMES REINVESTMENT OF ALL DIVIDENDS AND DISTRIBUTIONS AND THAT THE PERCENTAGE AMOUNTS LISTED UNDER "ANNUAL FUND OPERATING EXPENSES" REMAIN THE SAME EACH YEAR. THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR RETURN. ACTUAL SCUDDER FUND EXPENSES AND RETURN VARY FROM YEAR TO YEAR AND MAY BE HIGHER OR LOWER THAN THOSE SHOWN.

  The following table includes selected data for a share of the International Shares of the Scudder Fund outstanding throughout each period (based on monthly average shares outstanding during the period) and other performance information derived from the audited financial statements of the Scudder Fund. If you would like more detailed information concerning the Scudder Fund's performance, a complete portfolio listing and audited financial statements are available in the Scudder Fund's Annual Report dated March 31, 1998. Past performance is no indication of future performance.

                                              YEARS ENDED MARCH 31,
                                        --------------------------------------
                                         1998    1997    1996    1995    1994
                                        ------  ------  ------  ------  ------
Net asset value, beginning of period... $48.07  $45.71  $39.72  $42.96  $35.69
                                        ------  ------  ------  ------  ------
Income from investment operations:
  Net investment income................    .43     .30     .38     .21     .31
  Net realized and unrealized gain
   (loss) on investment transactions...   9.16    4.53    7.19   (1.03)   7.74
                                        ------  ------  ------  ------  ------
Total from investment operations.......   9.59    4.83    7.57    (.82)   8.05
                                        ------  ------  ------  ------  ------
Less distributions:
  From net investment income...........   (.25)  (1.28)   (.40)    --     (.63)
  In excess of net investment income...    --      --      --      --     (.06)
  From net realized gains on investment
   transactions........................  (5.35)  (1.19)  (1.18)  (2.42)   (.09)
                                        ------  ------  ------  ------  ------
Total distributions....................  (5.60)  (2.47)  (1.58)  (2.42)   (.78)
                                        ------  ------  ------  ------  ------
Net asset value, end of period......... $52.06  $48.07  $45.71  $39.72  $42.96
                                        ======  ======  ======  ======  ======
TOTAL RETURN (%).......................  21.57   10.74   19.25   (2.02)  22.69
RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period ($
 millions).............................  2,885   2,583   2,515   2,192   2,198
Ratio of operating expenses to average
 net assets (%)........................   1.18    1.15    1.14    1.19    1.21
Ratio of net investment income to
 average net assets (%)................    .83     .64     .86     .48     .75
Portfolio turnover rate (%)............   55.7    35.8    45.2    46.3    39.9
Average commission rate paid*.......... $ .004  $.0002     --      --      --

--------
* Average commission rate paid per share of common and preferred stocks is calculated for fiscal years ending on or after March 31, 1997.

  The Scudder Fund retains the investment management firm of Scudder Kemper Investments, Inc., a Delaware corporation formerly known as Scudder, Stevens & Clark, Inc. (the "Scudder Fund Adviser"), to manage the Scudder Fund's daily investment and business affairs subject to the policies established by the SIFI's Board of Directors. Such Board has overall responsibility for the management of the Scudder Fund under Maryland law. For the fiscal year ended March 31, 1998, the Scudder Fund Adviser received an investment management fee of 0.81% of the Scudder Fund's average daily net assets on an annual basis. The Scudder Fund's fee is graduated so that increases in the Scudder Fund's net assets may result in a lower annual fee rate and decreases in the Scudder Fund's net assets may result in a higher annual fee rate. The fee is payable monthly, provided that the Scudder Fund will make such interim payments as may be requested by the Scudder Fund Adviser not to exceed 75% of the amount of the fee then accrued on the books of the Scudder Fund and unpaid. According to the Scudder Fund 1998 Prospectus, the fee is higher than that charged by many funds which invest primarily in U.S. securities but not necessarily higher than the fees charged to funds with investment objectives similar to that of the Scudder Fund. All the Scudder Fund's expenses are paid out of its gross investment income. Shareholders pay no direct charges or fees for investment services.

  Participants investing in this fund will not have any voting rights with respect to the interest in the Scudder Fund held by this fund. The voting rights with respect to such interest are vested in the Plan's trustee.

                               ----------------

AVAILABILITY OF ADDITIONAL INFORMATION CONCERNING INVESTMENT OPTIONS

  A participant in the Plan or such a participant's beneficiary will be provided, upon request, the following information, which will be based on the latest information available to the Plan:

    (i) A description of the annual operating expenses of each designated investment alternative (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to participants and beneficiaries, and the aggregate amount of such expenses expressed as a percentage of average net assets of the designated investment alternative;

    (ii) Copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment alternatives available under the Plan, to the extent such information is provided to the Plan;

    (iii) A list of the assets comprising the portfolio of each designated investment alternative which constitute Plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset (or the proportion of the investment alternative which it comprises), and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract;

    (iv) Information concerning the value of shares or units in designated investment alternatives available to participants and beneficiaries under the Plan, as well as the past and current investment performance of such alternatives, determined, net of expenses, on a reasonable and consistent basis; and

    (v) Information concerning the value of shares or units in designated investment alternatives held in the account of the participant or beneficiary.

The information described above may be obtained by a participant or a beneficiary upon his or her request, which should be directed to Kathryn Turner, Corporate Director--Human Resources, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                            [LOGO OF CIRCUS CIRCUS]


                                 Circus Circus
                               Enterprises, Inc.

                               ----------------

                            CIRCUS CIRCUS EMPLOYEES'
                       PROFIT SHARING AND INVESTMENT PLAN

                               ----------------

                                  PROSPECTUS

                               ----------------


                                DECEMBER 4, 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

  Reference is made to the information appearing under the heading "Incorporation of Certain Documents by Reference" in the Prospectus constituting a part of this Registration Statement, which information is incorporated herein by this reference.

ITEM 4. DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

  Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 78.751 of the Nevada Revised Statutes (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

  In accordance with Nevada Revised Statutes 78.037, Article XI of the Company's Restated Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which include intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes 78.300.

  Article X, Section 10.2 of the Company's Restated Bylaws provides for mandatory indemnification of directors and officers to the fullest extent now or hereafter permitted by law.

  The Company maintains a liability insurance policy under which officers and directors are generally indemnified against losses and liability (including costs, expenses, settlements, and judgments) incurred by them in such capacities, individually or otherwise, other than specified excluded losses. The insurance policy will pay on behalf of the Company all covered losses for which the Company grants indemnification of each officer or director as permitted by law which the officer or director becomes legally obligated to pay on account of an indemnifiable claim. The policy would generally cover, in addition to other liabilities, liabilities arising under the federal securities laws; however, the subject of loss may not include any claim or claims under federal or state law arising out of or relating to (i) the filing of a registration statement with the Securities and Exchange Commission or the offer or sale by means of a prospectus of any security with respect to which a registration statement has been filed, including, but not limited to, any claim asserting that such registration statement or prospectus contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any underwriting agreement for the offer or sale of any security, or (iii) any accounting of profits from the purchase or sale of securities of the Company under Section 16(b) of the Securities Exchange Act of 1934 or a similar state law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

  Not Applicable.

ITEM 8. EXHIBITS.

 3(i)(a) Restated Articles of Incorporation of the Company as of July 15, 1988
         and Certificate of Amendment thereto, dated June 29, 1989
         (Incorporated by reference to Exhibit 3(a) to the Company's Annual
         Report on Form 10-K for the fiscal year ended January 31, 1991).
 3(i)(b) Certificate of Division of Shares into Smaller Denominations, dated
         June 20, 1991 (Incorporated by reference to Exhibit 3(b) to the
         Company's Annual Report on Form 10-K for the fiscal year ended January
         31, 1992).
 3(i)(c) Certificate of Division of Shares into Smaller Denominations, dated
         June 22, 1993 (Incorporated by reference to Exhibit 3(i) to the
         Company's Current Report on Form 8-K dated July 21, 1993).
   3(ii) Restated Bylaws of the Company (Incorporated by reference to Exhibit
         3(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997).
    4(a) Rights Agreement, dated as of July 14, 1994, between the Company and
         First Chicago Trust Company of New York (Incorporated by reference to
         Exhibit 4 to the Company's Current Report on Form 8-K dated August 15,
         1994.
    4(b) Amendment to Rights Agreement, effective as of April 16, 1996, between the Company and First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form
         10-Q for the period ended July 31, 1996).
    4(c) Group Annuity Contract No. GA70867, effective as of November 1, 1985, between Bankers Life Company and Circus Circus Enterprises, Inc., and related letters dated November 15, 1985 and December 4, 1985--
         Incorporated by reference to Exhibit 4(c) to the Company's
         Registration Statement on Form S-8 (No. 33-1459).
    4(d) Tenth Amendment and Restatement of the Circus Circus Employees' Profit
         Sharing, Investment and Employee Stock Ownership Plan.*
    4(e) Fifth Amendment and Restatement of the Circus Circus Employees' Profit
         Sharing, Investment and Employee Stock Ownership Trust.*
    4(f) Sixth Amendment to the Circus Circus Employees Profit Sharing and
         Investment Trust.
    5(a) Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, Las
         Vegas, Nevada.*
    5(b) Internal Revenue Service determination letter, dated April 28, 1987--
         Incorporated by reference to Exhibit 5(b) to the Company's
         Registration Statement on Form S-8 (No. 33-1459).
    5(c) Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis,
         Tampa, Florida.*
    5(d) Internal Revenue Service determination letter, dated May 23, 1995.*
    5(e) Internal Revenue Service determination letter, dated July 22, 1997.*
   23(a) Consent of Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered.
         Reference is made to Exhibit 5(a) hereto.
   23(b) Consent of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis.
         Reference is made to Exhibit 5(c) hereto.
   23(c) Consent of Arthur Andersen LLP
      24 Power of Attorney. Included on Page II-4 hereof.

--------
 * Previously filed as an exhibit to this Registration Statement.

ITEM 9. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAS VEGAS, STATE OF NEVADA, ON THE 3RD DAY OF DECEMBER, 1998.

                                          Circus Circus Enterprises, Inc.

                                                  /s/ Michael S. Ensign
                                          By_________________________________
                                            MICHAEL S. ENSIGN, CHAIRMAN OF THE
                                             BOARD AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS MICHAEL S. ENSIGN AND GLENN W. SCHAEFFER, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE


        /s/ Michael S. Ensign          Chairman of the          December 3, 1998
-------------------------------------   Board and Chief
          MICHAEL S. ENSIGN             Executive Officer
                                        (Principal
                                        Executive Officer)

      /s/ William A. Richardson        Vice Chairman of the     December 3, 1998
-------------------------------------   Board
        WILLIAM A. RICHARDSON

       /s/ Glenn W. Schaeffer          President, Chief         December 3, 1998
-------------------------------------   Financial Officer,
         GLENN W. SCHAEFFER             Treasurer and
                                        Director (Principal
                                        Financial Officer)

              SIGNATURE                        TITLE                 DATE

           /s/ Les Martin              Vice President and       December 3, 1998
-------------------------------------   Chief Accounting
             LES MARTIN                 Officer (Principal
                                        Accounting Officer)

        /s/ William E. Bannen          Director                 December 3, 1998
-------------------------------------
          WILLIAM E. BANNEN

                                       Director                 December  , 1998
-------------------------------------
          ARTHUR H. BILGER

        /s/ Michael D. McKee           Director                 December 3, 1998
-------------------------------------
          MICHAEL D. MCKEE

          /s/ Donna B. More            Director                 December 3, 1998
-------------------------------------
            DONNA B. MORE

  The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 3rd day of December, 1998.

                                          Circus Circus Employees' Profit
                                           Sharing And Investment Plan

                                          By Circus Circus Enterprises, Inc.
                                                 Plan Administrator

                                                  /s/ Michael S. Ensign
                                          By __________________________________
                                            Michael S. Ensign, Chairman of the
                                             Board and Chief Executive Officer